                    The Crenshaw Creek Rehabilitation Center
                             134 East Rebound Road
                           Lancaster, South Carolina

                                APPRAISAL REPORT

                                       ON

                               The Crenshaw Creek

                              Rehabilitation Center

                              134 East Rebound Road

                            Lancaster, South Carolina

PREPARED BY:

HealthCare Property Appraisers of America, Inc.
Hwy 64 East, Laurel Terrace, 2nd Floor
Post Office Box 2227
Cashiers, North Carolina 28717

Copyright 1997, HealthCare Property Appraisers of America, Inc.

                                     SUBJECT

                                    [picture]

     HealthCare Property Appraisers                MICHAEL BURROUGHS, MAI, SRA
          Of America, Inc.                                   PRESIDENT
                                                               [LOGO]
         Post Office Box 2227
  Hwy. 64 E., Laurel Terrace, 2nd Floor
      Cashiers, North Carolina 28717
          Phone: 704-743-5204
           Fax: 704-743-1730

April 10, 1997

Mr. David Brickman
Capitol Senior Living, Inc.
14160 Dallas Parkway
Dallas, TX 75240

Re:      The Crenshaw Creek Rehabilitation Center
         Lancaster, South Carolina

Dear Mr. Brickman:

HealthCare Property Appraisers of America, Inc. has inspected The Crenshaw Creek Rehabilitation Center for the purpose of estimating the Market Value of its fee simple estate. All factors which might influence the value of this property were investigated and fully considered to the best of our ability. We have performed a Complete Appraisal and report our findings here in the form of a Self-Contained Appraisal Report, which describes the appraisal method and contains the information necessary for forming realistic conclusions. The supporting data analyses and conclusions are an integral part of this report. The maps, sketches, and statistics are included to aid the reader in visualizing the property. Your attention is directed to the section entitled: "Underlying Assumptions and Limiting Conditions Section" which provides the basis for all conclusions and the Final Value Estimate.

Based on the enclosed data and analyses, we believe the Subject Property described herein had a Market Value, as of March 25, 1997 in its present physical condition of-

                                    $240,000

The above value includes no value for the building improvements and assumes a buyer cannot be found who can use and will pay something for the building improvements. We rate the probability of the subject's being able to attract such a buyer who would allocate any value to the building improvements as FAIR to POOR.

The value conclusions in this report assume that this property is not subject to any existing leases or management contracts. We have assumed that any new owner would be free to negotiate a new lease or management contract if they so desired.

After studying the sales history of similar properties, the Appraiser estimates a reasonable marketing period for the subject property to be twelve months.

The Crenshaw Creek Rehabilitation Center, Lancaster, South Carolina
--------------------------------------------------------------------------------

This appraisal constitutes a Complete Appraisal and this report is a Self-Contained Appraisal Report as defined by the Uniform Standards of Professional Appraisal Practice (USPAP).

I appreciate the opportunity to provide these appraisal services to you. If you have any questions on this report or any other matters, please do not hesitate to call.

Respectfully submitted,

HealthCare Property Appraisers of America, Inc.

/s/ J. MICHAEL BURROUGHS
J. MICHAEL BURROUGHS, MAI, SRA
State Certified General Appraiser, #A218
President

JMB:ela

--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.

The Crenshaw Creek Rehabilitation Center, Lancaster, South Carolina
--------------------------------------------------------------------------------


                        SUMMARY OF IMPORTANT CONCLUSIONS

                  Self-Contained Report of a Complete Appraisal

Subject Property:                      The Crenshaw Creek
                                       Rehabilitation Center

Property Location:                     134 East Rebound Road
                                       Lancaster, South Carolina

Effective Date:                        March 25, 1997

Report Date:                           April 10, 1997

Purpose of Appraisal:                  Market Value

Area of Site:                          43.92 acres (approx.)

Highest and Best Use:                  For Office Use

Improvements:

   Number of Beds:                     36 Beds

   Building Size:                      37,250 sf (approx.)

   Building Date:                      1988

Market Value:

(Assumes No Building Value)

   Land                                $240,000

   Building Improvements                      0
                                       ---------
   Total Real Estate                   $240,000



--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.
                                       4

The Crenshaw Creek Rehabilitation Center, Lancaster, South Carolina
--------------------------------------------------------------------------------


                                TABLE OF CONTENTS

TRANSMITTAL LETTER.....................................................2

SUMMARY OF IMPORTANT CONCLUSIONS.......................................4

TABLE OF CONTENTS......................................................5

GENERAL IDENTIFICATION OF PROPERTY.....................................6

PROPERTY RIGHTS APPRAISED..............................................6

SCOPE OF APPRAISAL.....................................................6

HISTORY OF PROPERTY....................................................7

THE PURPOSE OF THE APPRAISAL...........................................8

METHOD OF APPRAISAL...................................................11

REGIONAL ANALYSIS.....................................................13

MARKET AREA AND NEIGHBORHOOD..........................................34

SITE DATA.............................................................38

DESCRIPTION OF IMPROVEMENTS...........................................44

COST APPROACH TO VALUE................................................49

INCOME CAPITALIZATION APPROACH TO VALUE...............................66

SALES COMPARISON APPROACH TO VALUE....................................71

RECONCILIATION AND FINAL VALUE ESTIMATE...............................92

SUMMARY OF VALUES.....................................................96

UNDERLYING ASSUMPTIONS AND LIMITING CONDITIONS........................97

APPRAISER'S CERTIFICATION............................................100

QUALIFICATIONS OF APPRAISER..........................................103



--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.

The Crenshaw Creek Rehabilitation Center, Lancaster, South Carolina
--------------------------------------------------------------------------------

                       GENERAL IDENTIFICATION OF PROPERTY

The subject property, known as The Crenshaw Creek Rehabilitation Center, is located at 134 East Rebound Road, Lancaster, South Carolina. The subject site and improvements are described further in subsequent sections of this report. The subject of this analysis includes real property only.

                            PROPERTY RIGHTS APPRAISED

The appraiser, in completing this appraisal assignment, considered the subject property to include all of those rights that may be lawfully owned and are legally referred to as being held in "fee simple".

                         Definition of Fee Simple Estate

     Absolute ownership unencumbered by any other interest or estate; subject only to the limitations of eminent domain, escheat, police power, and taxation.(The Dictionary of Real Estate Appraisal, American Institute of Real Estate Appraisers, Third Printing, October, 1987)

                               SCOPE OF APPRAISAL

In conducting this appraisal, our staff

     -    Inspected the subject property.

     - Developed and analyzed significant data from primary and secondary sources, confirming that data where possible.

     - Analyzed sales, income and expense data and projected a reasonable cash flow for the subject.

     - Completed Income Capitalization, Cost and Sales Comparison Approaches To Value and reached a Final Market Value conclusion as reported herein.

This appraisal constitutes a Complete Appraisal and this report is a Self-Contained Appraisal Report as defined by USPAP.


--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.

The Crenshaw Creek Rehabilitation Center, Lancaster, South Carolina
--------------------------------------------------------------------------------


                               HISTORY OF PROPERTY

To the best of the appraiser's knowledge, the subject property has not been sold, listed or placed under contract within the past three years. The subject property is listed at the county courthouse as being owned by Jacque Miller.


--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.

The Crenshaw Creek Rehabilitation Center, Lancaster, South Carolina
--------------------------------------------------------------------------------


                          THE PURPOSE OF THE APPRAISAL

The purpose of the Complete Appraisal contained in this Self-Contained Appraisal Report is to estimate the Market Value of The Crenshaw Creek Rehabilitation Center. This report is for the internal use of Capital Realty Group.

                           Definition of Market Value

         The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

         (1)      Buyer and seller are typically motivated.

         (2) Both parties are well informed or well advised, and acting in what they consider their own best interests.


         (3)      A reasonable time is allowed for exposure in the open market.

         (4) Payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto.


         (5) The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.*

--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.

The Crenshaw Creek Rehabilitation Center, Lancaster, South Carolina
--------------------------------------------------------------------------------

                                   COMPETENCY

The Office of the Comptroller of the Currency has issued the following Final Rule, which requires lenders to evaluate appraiser competency for each specific appraisal assignment:

         "Not all appraisers are competent to perform every type of appraisal that will be needed in connection with federally related transactions. For instance, an appraiser who is experienced in appraising shopping centers may not possess sufficient expertise to appraise a golf course. A financial institution should look beyond an individual's title to determine if he or she has the experience and training needed to perform the appraisal. This provision is not intended to prohibit, in every circumstance, an individual from appraising a type of property with which he or she is not familiar. However in such instances, an appraiser may perform the appraisal only in accordance with the Competency Provision in the USPAP."

HealthCare Property Appraisers of America, Inc. is a national appraisal firm limiting its appraisal practice to Health Care and Senior Housing properties. HealthCare Property Appraisers of America, Inc. has prepared over 3,000 appraisal reports in 42 states on a wide variety of health care-oriented facilities and housing for the elderly. Property types encompass the complete continuum of health care facilities including:

         -        General and Acute Care Hospitals
         -        Psychiatric Hospitals
         -        Substance Abuse Facilities
         -        Skilled Nursing Homes
         -        Assisted Living Homes
         -        Rest Homes, Personal Care and Homes for the Aged
         -        Facilities for the Developmentally Disabled
         -        Independent Living Apartments for Retirees
         -        Continuing Care Retirement Communities

Our office maintains a constant dialogue with public health departments, medicaid reimbursement officials and healthcare licensing agencies in all 50 states. We constantly update our data bank in accordance with changes within the various state health care programs. HealthCare Property Appraisers of America, Inc. maintains an in-house database which currently contains in excess of 1,300 sales of health care-related and senior housing properties.

--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.

The Crenshaw Creek Rehabilitation Center, Lancaster, South Carolina
--------------------------------------------------------------------------------

Source of Definitions
---------------------

     * Title XI. Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (FIRREA) [Pub. L. No. 101-73, 103 Stat. 183 (1989)], 12 U.S.C.
          3310, 3331-3351, and section 5(b) of the Bank Holding Company Act, 12 U.S.C. 1844(b); Part 225, Subpart G: Appraisals Paragraph 225.62(f).

     *    Uniform Standards of Professional Appraisal Practice, Page I-7.

     *    Federal Reserve System, 12 CFR Parts 208 and 225, Sec. 225.62.

     *    Office of the Comptroller of the Currency, 12 CFR part 34, Sec. 34.42.

     *    FDIC, 12 CFR Part 323, Sec. 323.2.

     *    Office of Thrift Supervision, 12 CFR Part 564, Sec. 564.2.

     *    NCUA, 12 CFR Part 722, Sec. 722.2.


--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.

The Crenshaw Creek Rehabilitation Center, Lancaster, South Carolina
--------------------------------------------------------------------------------

                               METHOD OF APPRAISAL

The Appraisal Profession generally recognizes three approaches to value:

 1. Cost Approach to Value: The appraiser: (a) estimates the land value as though the site were vacant and available for development and (b) estimates the cost to replace subject's improvements (at their same stage of depreciation). The depreciated Replacement Cost is usually based upon consultation with local contractors and construction cost data services.

 2. Income Capitalization Approach to Value: The Appraiser compiles and analyzes market data to estimate subject property's economic rental and expenses. The net income thus derived is capitalized into a value estimate. This indicates the property's value to an investor receiving this income stream and develops the present value of perceived future benefits and property reversion.

 3. Sales Comparison Approach to Value (also known as the Comparative Approach or Market Data Method): The Appraiser researches sales of Offices in this market area and developes units of comparison which are adjusted and applied to the subject property.

--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.

                                                               REGIONAL ANALYSIS

-------------------------------------------------------------------------------

The Crenshaw Creek Rehabilitation Center, Lancaster, South Carolina
--------------------------------------------------------------------------------


                                REGIONAL ANALYSIS



                                    OVERVIEW

The subject property is located in Lancaster, Lancaster County, South Carolina. Located in the North Central region of the state, the site is approximately 38 miles south/southeast of Charlotte, North Carolina and 61 miles northwest of Columbia, South Carolina.

                               TERRAIN AND CLIMATE

The Lancaster County area is primarily level, typical of North Central South Carolina. A mild climate, averaging a low temperature of 31 degrees in January and a high of 88 degrees in July, has encouraged growth in the Lancaster County area. This climate provides a long growing season.

                           POPULATION AND DEMOGRAPHICS

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                 CHANGE                    PROJECTED CHANGE
                                1990-1996                      1996-2001
                              --------------------------------------------------
UNITED STATES                     6.5%                          4.9%
STATE                             6.9%                          4.8%
COUNTY                            3.5%                          2.4%
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


The area enjoys a broadly diversified economic base including textiles, manufacturing and agriculture industries which contribute to the growth of the area. According to Claritas, Inc., a demographics survey firm, the estimated 1996 population of the United States has increased 6.5% since 1990, and an additional 4.9% increase can be expected by 2001.


--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.

According to the 1990 Census, South Carolina's population totaled 3,486,703 residents. Claritas estimates the current population at 3,726,282, representing an increase of 6.9%. By 2001, the population is projected to reach 3,905,421 residents, an increase of 4.8%.

The 1990 Census indicates County's population totaled 54,516 residents. Claritas estimates the current population at 56,442, representing an increase of 3.5%. By 2001, the population is projected to reach 57,799 residents, an increase of 2.4%.

                     DEMOGRAPHICS OF THE ELDERLY POPULATION

                    Percentage of Change - Elderly Population


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                         1990-1996                        1996-2001
                         ---------                        ---------
              75-79        80-84     85 & Over   75-79       80-84     85 & Over
              -----        -----     ---------   -----       -----     ---------
U. S.         14.4%        21.0%       32.9%     11.3%       12.4%      19.0%
STATE         21.8%        30.7%       51.2%     12.4%       18.4%      27.7%
COUNTY        16.3%        36.6%       44.7%      8.0%       14.7%      29.4%
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The market segments of primary interest in this demographics study are the age groups: (a) 75 to 79, (b) 80 to 84, and (c) 85 and over. Between 1990 and 1996, the estimated increase nationally in the 75 to 79 year old age bracket was 14.4%. In the 80 to 84 age group the change was 21.0% and the change in the 85 and over age group was 32.9%. By 2001, the 75 to 79 age group is projected to increase by an additional 11.3%, the 80 to 84 group by 12.4% and the age group 85 and over by 19.0%.

In the state of South Carolina, the 75 to 79 age group is currently estimated at 90,955 which is an increase of 21.8% since the last census. The age group 80 to 84 has shown an increase of 30.7% in that same time period and the 85 and over age group has shown an increase of 51.2%. It is estimated that by 2001, there will be 12.3, 8.3 and 7.2 residents in these age groups or a change of 12.4%, 18.4%, and 27.7% respectively.

--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.

The Crenshaw Creek Rehabilitation Center, Lancaster, South Carolina
--------------------------------------------------------------------------------


In the County, the 75 to 79 age group is currently estimated at 1,521 which is an increase of 16.3% since the last census. The age group 80 to 84 has shown an increase of 36.6% in the time period between 1990 and 1996 and the 85 and over age group has shown an increase of 44.7%. It is estimated that by 2001, there will be 12.7, 8.9 and 7.5 residents in these age groups or a change of 8.0%, 14.7%, and 29.4% respectively.

                       Median Household Income - Ages 75+

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                      1990-1996                           1996-2001
                      ---------                           ---------
            75-79       80-84     85 & Over     75-79       80-84      85 & Over
            -----       -----     ---------     -----       -----      ---------
U.S.       +$3,462     +$3,355     +$3,233     +$3,344     +$3,359      +$3,357
STATE      +$2,977     +$2,966     +$3,089     +$3,267     +$3,185      +$3,100
COUNTY     +$2,737     +$2,930     +$3,111     +$2,227     +$2,260      +$2,159
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Nationally, the 75 to 79 age group median household income increased $3,462 between 1990 and 1996 and is projected to increase an additional $3,344 by 2001. The 80 to 84 age group showed an increase nationally in median household income of $3,355 between 1990 and 1996 and is projected to increase an additional $3,359 by 2001. The age group 85 and over showed an increase between 1990 and 1996 of $3,233 and is projected increase an additional $3,357 by 2001.

In the state of South Carolina, the median household income for the 75-79 age group increased $2,977 between 1990 and 1996, and is projected to reach $17,455 or increase an additional $3,267 by 2001. The median household income for the 80 to 84 age group during the time period 1990 to 1996 increased $2,966 and is expected to reach $17,201 or increase an additional $3,185 by 2001. The age group 85 and over showed an increase of $3,089 between 1990 and current estimates and is projected to reach $17,083 or increase an additional $3,100 by 2001.

In the County, median household income for the 75-79 age group increased $2,737 between 1990 and 1996, and is projected to reach $14,701 or increase an additional $2,227 by 2001. The

--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.
                                       15

The Crenshaw Creek Rehabilitation Center, Lancaster, South Carolina
--------------------------------------------------------------------------------


median household income for the 80 to 84 age group during the 1990-1996 time period increased $2,930 and is expected to reach $15,462 or increase an additional $2,260 by 2001. The age group 85 and over showed an increase of $3,111 between 1990 and current estimates and is projected to reach $15,412 or an additional increase of $2,159 by 2001.

                     Elderly Households With Income $35,000+
              (As a % of Total Household Income For 55+ population)


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                            1990                 1996                    2001
                                               ESTIMATED               PROJECTED
                         -------------------------------------------------------
UNITED STATES              42.4%                 52.0%                   58.3%
STATE                      35.6%                 47.4%                   55.2%
COUNTY                     33.4%                 46.0%                   53.8%
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

One of the best indicators of the ability of the subject's residents to be self supporting (rather than government funded) is their level of affluence. The appraiser compared the subject's potential local market with that of South Carolina and the USA as a whole. The comparison was based upon the percentage of population aged 55+ with an annual household income exceeding $35,000.

--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.

The Crenshaw Creek Rehabilitation Center, Lancaster, South Carolina
--------------------------------------------------------------------------------

                             GOVERNMENT AND SERVICES

The subject property falls within the jurisdiction of the county of Lancaster, which has a Council/Administrator form of government. Police protection is provided by the Lancaster County Sheriff's Department. Fire protection is provided by volunteer companies in the county.

                                    UTILITIES

Water and sewer service are provided by private wells/city water (in some areas) and septic tanks. Electricity is supplied by Duke Power, gas service is provided by Lancaster County Natural Gas Company, and telephone service by Lancaster Telephone Service.

                                    EDUCATION

The Lancaster County school district has 17 public schools and an enrollment of 10,825. York Tech provides vocational-technical education in the area. Among the area's facilities for higher education are Winthrop University in Rock Hill, USC-Lancaster in Lancaster. Additionally, Charlotte which 38 miles away provides UNC-Charlotte, Queens College, Central Piedmont Community College, Kings College and Johnson C. Smith University.

                                 TRANSPORTATION

The area's principal highways include Interstate I-77, U.S. Hwys 521, 601, and 21; and S.C. Hwys 9, 601, and 21. Airports are located throughout the area, with the major commercial airport being Charlotte Douglas Airport in Charlotte, 38 miles away., with 487 daily flights. Airlines serving that airport include American/American Eagle, Delta, TWA, American, United/United Express, US Air, and US Air Express. Additionally, the county is served by McWhirter Field with a 6,000 foot runway. The nearest Foreign Trade Zone is in Columbia, 56 miles away.

--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.

The Crenshaw Creek Rehabilitation Center, Lancaster, South Carolina
--------------------------------------------------------------------------------

Freight rail service by CSX. Trucking companies serving the area include 43 carriers with one truck terminal. Overnight package carriers include UPS and Federal Express.

                                   HEALTH CARE

There is one hospital with a total of 194 beds serving the County. In Charlotte, hospital care is available at Mercy Hospital, Presbyterian Hospital, University Hospital, and Carolina Medical Center. Medical assistance is provided by 80 physicians and 16 dentists.

                                     ECONOMY

The largest employer in the County is Springs Industries, a textile manufacturing company. Employment distribution by sector and percentage of employees for the county is as follows:

Sector                                                         Percentage
------                                                         ----------
Services                                                         19.4%
Manufacturing                                                    43.5%
Wholesale/Retail Trade                                           17.6%
Construction                                                      7.9%
Transportation/Communications/Utilities                           3.7%
Finance/Insurance/Real Estate                                     3.7%
Government                                                        2.0%
Agriculture/Forestry/Fishing                                      1.8%
Mining                                                            0.4%

--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.

The Crenshaw Creek Rehabilitation Center, Lancaster, South Carolina
--------------------------------------------------------------------------------

The county's major employers are:

Company Name                      # Employees                   Product/Service
------------                      -----------                   ---------------
Springs Industries                   2,872            Fabrics, Sheets & Pillows
Duracell USA                         1,003                   Alkaline Batteries
US Textile Corporation                 250                      Women's Hosiery
Joslyn Clark Controls, Inc.            240              Electric Motor Controls
Thomas & Betts                         152               Electric Transmission/
                                                                 Wind Towers
America's Best                         132                             T-shirts

                   United States/State/County Household Income
                              (General Population)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                               % OF CHANGE
                               -------------------------------------------------
                                  1990 - 1996                    1996 - 2001
                               -------------------------------------------------
UNITED STATES                        21.7%                          15.4%
STATE                                25.3%                          20.0%
COUNTY                               26.5%                          20.6%
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

An important indicator of economic health is growth in Median Household Income. The national increase in Median Household Income between 1990 and 1996 was 21.7%. Claritas projects the National Median Household Income will reach $42,259 (i.e. increase by 15.4%) by 2001.

Median Household Income for South Carolina in 1996 is estimated at $32,978, or an increase of 25.3% since 1989. It is projected that by 2001 the Median Household Income will reach $39,585, or increase by 20.0%.

--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.

The Crenshaw Creek Rehabilitation Center, Lancaster, South Carolina
--------------------------------------------------------------------------------

Median Household Income for the County in 1996 has increased to $31,883, or 26.5%, since 1989. It is projected that by 2001 the Median Household Income will reach $38,449, or increase 20.6%.

                             Number of Housing Units


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                % OF CHANGE
                               -------------------------------------------------
                                  1990 - 1996                    1996 - 2001
                               -------------------------------------------------
UNITED STATES                         7.6%                           5.5%
STATE                                10.9%                           6.2%
COUNTY                                6.8%                           3.4%
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Growth in the number of housing units in a specified area is another good indication of economic health. Housing units increased 7.6% nationally between 1990 and 1996. By 2001, it is projected that total housing units nationally will have increased by an additional 5.5%.

The number of housing units in South Carolina is currently estimated at 1,579,588, which is an increase of 10.9% since the 1990 Census. It is estimated that by 2001, this figure will reach 1,676,820, or increase by 6.2%.

The number of housing units in the County is currently estimated at 22,361, which is an increase of 6.8% since the 1990 Census. It is estimated that by 2001, this figure will reach 23,130, or increase by 3.4%.

                    METROPOLITAN STATISTICAL AREA (MSA) DATA

While not a part of the Charlotte MSA, the appraiser believes that MSA's economic overview is important to the subject area. Many residents of Lancaster County commute to the Charlotte area for work, shopping, entertainment and medical care.

--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.

The Crenshaw Creek Rehabilitation Center, Lancaster, South Carolina
--------------------------------------------------------------------------------

The appraiser considered the cost of living in the Charlotte MSA as this factor affects The Crenshaw Creek Rehabilitation Center in two ways: (a) the likelihood of retirees remaining in the area or being attracted to it and (b) payroll costs. The Places Rated Almanac Cost of Living Index ranks the subject MSA of the 343 MSAs nationwide (with the first place MSA having the lowest cost of living). Ranked against the national average of 100, the MSA indexes are:

Housing:
                  Median Price:                                 94
                  Utilities:                                    95
                  Property Taxes:                              109

Miscellaneous Living Cost Indexes:
                  College Tuition:                              81
                  Food:                                         95
                  Health Care:                                 118
                  Transportation:                               96

According to the Places Rated Almanac, the County ranks of the nation's 343 MSAs in the area of employment opportunity. The area is projected to show a growth rate of 9.44% in new jobs, with an increase of 50,847 white collar and 21,751 blue collar positions expected.

The Places Rated Almanac rates and ranks 343 metropolitan areas on ten factors that greatly influence the quality of an area: costs of living, job outlook, housing, transportation, education, health care, crime, the arts, recreation, and climate. The County is ranked as follows:

--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.

The Crenshaw Creek Rehabilitation Center, Lancaster, South Carolina
--------------------------------------------------------------------------------


                  Costs of Living                              183
                  Job Outlook                                   15
                  Housing                                      223
                  Transportation                                44
                  Education                                     79
                  Health Care                                  278
                  Crime                                        319
                  The Arts                                      63
                  Recreation                                   217
                  Climate                                       43

Based on these factors, the County had an overall rank of 100 of the 343 Metropolitan Statistical Areas.

                       TRENDS, FUTURE OUTLOOK, CONCLUSIONS

Lancaster County's growth rate is slower than both the state and the nation. Projections are for that trend to continue to the year 2000 and for the slowing to increase. The area's proximity to a major metropolitan area (Charlotte) that is continuing to grow will eventually have a positive impact on the area. As the city of Lancaster expands, the need for suburban housing and services will increase also. The subject lies between Lancaster and Charlotte and therefore is in a growth corridor. The subject's neighborhood is the focus of much interest as local officials feel this corridor has the most development potential of any part of the county. The four-laned Highway 521 and proximity to Charlotte should benefit this area but it will not see rapid development in the near future.

*All population and household income figures were taken from the most recent
U. S. Census (if actual numbers) or were provided to the appraiser by Claritas, Inc. (if projected numbers) or by the local Chamber of Commerce.

--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.

The Crenshaw Creek Rehabilitation Center, Lancaster, South Carolina
--------------------------------------------------------------------------------

(State: 45, South Carolina County: 057, Lancaster County, SC)

                                                                (Weight: 100.0%)

                             Household Trend Report

                     1980      1990       % Chg   1996      % Chg  2001      % Chg
Universe           (Census)  (Census)     80-90  (Est.)     90-96 (Proj.)    96-01
--------           --------  --------     -----  ------     ----- -------    -----
Population ....     53361     54516        2.2   56442       3.5   57799       2.4
Households ....     17820     19778       11.0   20889       5.6   21608       3.4
Families ......     14479     15313        5.8   15968       4.3   16343       2.3
Housing Units .     19212     20929        8.9   22361       6.8   23130       3.4
Grp Qrt. Pop ..       277       399       44.0     401       0.5     403       0.5
Household Size       2.98      2.74       -8.1    2.68      -2.0    2.66      -1.0

                     1979      1989       % Chg   1996      %Chg   2001      % Chg
Income             (Census)  (Census)     79-89  (Est.)     89-96 (Proj.)    96-01
------             --------  --------     -----  ------     ----- -------    -----
Aggregate($MM)        309       597       93.0     840      40.6    1092      30.1
Per Capita ....      5803     10960       88.9   14883      35.8   18902      27.0
Avg. Household      17345     30058       73.3   40016      33.1   50242      25.6
Median Hhold ..     15750     25205       60.0   31883      26.5   38449      20.6
Avg. Family HH      19401     34701       78.9   46247      33.3   57695      24.8
Med. Family HH      18029     30232       67.7   39105      29.3   46913      20.0
Avg. HH Wealth                                  123835            145523      17.5
Med. HH Wealth                                   71677             83071      15.9

                                                            Households
                                      --------------------------------------------------------
Household Income                         1990 Census       1996 Estimate         2001 Proj.
----------------                      ----------------    ----------------    ----------------
Total ...........................     19778               20889               21608
      Less than $5,000...........      1527       7.7%     1099       5.3%      859       4.0%
  $5,000 to     $9,999...........      2282      11.5%     1908       9.1%     1650       7.6%
 $10,000 to    $14,999...........      2072      10.5%     1813       8.7%     1642       7.6%
 $15,000 to    $19,999...........      2028      10.3%     1677       8.0%     1446       6.7%
 $20,000 to    $24,999...........      1901       9.6%     1780       8.5%     1467       6.8%
 $25,000 to    $29,999...........      1732       8.8%     1574       7.5%     1531       7.1%
 $30,000 to    $34,999...........      1630       8.2%     1441       6.9%     1381       6.4%
 $35,000 to    $39,999...........      1374       6.9%     1225       5.9%     1186       5.5%
 $40,000 to    $44,999...........      1364       6.9%     1407       6.7%     1163       5.4%
 $45,000 to    $49,999...........       807       4.1%     1062       5.1%      998       4.6%
 $50,000 to    $59,999...........      1282       6.5%     2200      10.5%     2227      10.3%
 $60,000 to    $74,999...........       965       4.9%     1684       8.1%     2582      11.9%
 $75,000 to    $99,999...........       504       2.5%     1326       6.3%     1932       8.9%
$100,000 to   $124,999...........       161       0.8%      356       1.7%      985       4.6%
$125,000 to   $149,999...........        58       0.3%      169       0.8%      252       1.2%
$150,000 to   $249,999...........        51       0.3%      115       0.6%      224       1.0%
$250,000 to   $499,999...........        37       0.2%       37       0.2%       60       0.3%
$500,000 or More.................         3       0.0%       16       0.1%       23       0.1%
----------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.

The Crenshaw Creek Rehabilitation Center, Lancaster, South Carolina
--------------------------------------------------------------------------------

(State: 45, South Carolina County: 057, Lancaster County, SC)

                                                                (Weight: 100.0%)
                              Senior Life Report                   (Page 1 of 7)

                                                    Population Age 55 and Over
                                      --------------------------------------------------------
Population by Age and Sex                   1990           1996 Estimate         2001 Proj.
-------------------------             ----------------    ----------------    ----------------
Population Age 55+...............     11557     100.0%    12239     100.0%    12953     100.0%
    55 to 59 ....................      2499      21.6%     2636      21.5%     3013      23.3%
    60 to 64 ....................      2383      20.6%     2171      17.7%     2294      17.7%
    65 to 69 ....................      2313      20.0%     2150      17.6%     1989      15.4%
    70 to 74 ....................      1802      15.6%     2009      16.4%     1894      14.6%
    75 to 79 ....................      1308      11.3%     1521      12.4%     1643      12.7%
    80 to 84 ....................       733       6.3%     1001       8.2%     1148       8.9%
    85 +.........................       519       4.5%      751       6.1%      972       7.5%

Males Age 55+....................      4891      42.3%     5174      42.3%     5506      42.5%
    55 to 59 ....................      1213      10.5%     1266      10.3%     1460      11.3%
    60 to 64 ....................      1085       9.4%     1013       8.3%     1063       8.2%
    65 to 69 ....................      1009       8.7%      950       7.8%      896       6.9%
    70 to 74 ....................       723       6.3%      841       6.9%      803       6.2%
    75 to 79 ....................       485       4.2%      570       4.7%      634       4.9%
    80 to 84 ....................       246       2.1%      336       2.7%      390       3.0%
    85 +.........................       130       1.1%      198       1.6%      260       2.0%

Female Age 55 +..................      6666      57.7%     7065      57.7%     7447      57.5%
    55 to 59 ....................      1286      11.1%     1370      11.2%     1553      12.0%
    60 to 64 ....................      1298      11.2%     1158       9.5%     1231       9.5%
    65 to 69 ....................      1304      11.3%     1200       9.8%     1093       8.4%
    70 to 74 ....................      1079       9.3%     1168       9.5%     1091       8.4%
    75 to 79 ....................       823       7.1%      951       7.8%     1009       7.8%
    80 to 84 ....................       487       4.2%      665       5.4%      758       5.9%
    85 +.........................       389       3.4%      553       4.5%      712       5.5%

                                                            Population
                                      --------------------------------------------------------
Population by Age and Sex                   1990           1996 Estimate          2001 Proj.
-------------------------             ----------------    ----------------    ----------------
Total Population: ...............     54516     100.0%    56442     100.0%    57799     100.0%
     White Population ...........     40562      74.4%    41273      73.1%    41826      72.4%
      Age 65 and Over ...........      5467      10.0%     6159      10.9%     6368      11.0%
     Black Population ...........     13829      25.4%    15016      26.6%    15795      27.3%
      Age 65 and Over ...........      1203       2.2%     1268       2.2%     1269       2.2%
     Asian Population ...........        64       0.1%       87       0.2%      112       0.2%
      Age 65 and Over ...........         1       0.0%        1       0.0%        4       0.0%
     Am. Indian Population.......        61       0.1%       66       0.1%       66       0.1%
      Age 65 and Over ...........         4       0.0%        4       0.0%        5       0.0%
   Hispanic Population ..........       212       0.4%      269       0.5%      323       0.6%
      Age 65 and Over ...........        22       0.0%       27       0.0%       30       0.1%

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
          1996 estimates and 2001 projections produced by Claritas Inc.
                   Copyright 1996 Claritas Inc. Arlington, VA

--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.

The Crenshaw Creek Rehabilitation Center, Lancaster, South Carolina
--------------------------------------------------------------------------------

(State: 45, South Carolina County: 057, Lancaster County, SC)
                                                                (Weight: 100.0%)
                                Senior Life Report                 (Page 2 of 7)

                                          Households with Householder Age 55 and Over
Household Income by                  ----------------------------------------------------------
Age of Householder                         1990             1996 Estimate       2001 Proj.
--------------------                 -----------------      ----------------   ----------------
Householder Age 55 to 64.........      2898     100.0%      2832     100.0%    3117     100.0%
  Under $5,000...................       208       7.2%       133       4.7%     115       3.7%
 $5,000-$9,999...................       303      10.5%       220       7.8%     204       6.5%
$10,000-$14,999..................       319      11.0%       240       8.5%     225       7.2%
$15,000-$24,999..................       503      17.4%       422      14.9%     394      12.6%
$25,000-$34,999..................       511      17.6%       404      14.3%     400      12.8%
$35,000-$49,999..................       544      18.8%       538      19.0%     492      15.8%
$50,000-$74,999..................       330      11.4%       535      18.9%     716      23.0%
$75,000-$99,999..................        99       3.4%       197       7.0%     291       9.3%
$100,000-$149,999................        55       1.9%       103       3.6%     209       6.7%
$150,000-$249,999................        16       0.6%        30       1.1%      49       1.6%
$250,000-$499,999................         9       0.3%         8       0.3%      16       0.5%
$500,000 or More.................         1       0.0%         2       0.1%       6       0.2%
Median Income ...................     27270                34925              41722

Householder Age 65 to 69.........      1467     100.0%      1473     100.0%    1371     100.0%
 Under $5,000 ...................       177      12.1%       122       8.3%      87       6.3%
$5,000-$9,999 ...................       330      22.5%       264      17.9%     198      14.4%
$10,000-$14,999 .................       229      15.6%       222      15.1%     184      13.4%
$15,000-$24,999 .................       347      23.7%       321      21.8%     262      19.1%
$25,000-$34,999 .................       163      11.1%       196      13.3%     207      15.1%
$35,000-$49,999 .................       133       9.1%       158      10.7%     167      12.2%
$50,000-$74,999 .................        67       4.6%       135       9.2%     171      12.5%
$75,000-$99,999 .................        11       0.7%        38       2.6%      55       4.0%
$100,000-$149,999 ...............         7       0.5%        10       0.7%      30       2.2%
$150,000-$249,999 ...............         1       0.1%         3       0.2%       8       0.6%
$250,000-$499,999 ...............         2       0.1%         3       0.2%       1       0.1%
$500,000 or More ................         0       0.0%         1       0.1%       1       0.1%
Median Income ...................     14945                19003              23263

Householder Age 70 to 74.........      1266     100.0%      1299     100.0%    1267     100.0%
 Under $5,000 ...................       155      12.2%       109       8.4%      84       6.6%
$5,000-$9,999 ...................       291      23.0%       237      18.2%     186      14.7%
$10,000-$14,999 .................       210      16.6%       201      15.5%     177      14.0%
$15,000-$24,999 .................       282      22.3%       284      21.9%     246      19.4%
$25,000-$34,999 .................       142      11.2%       168      12.9%     191      15.1%
$35,000-$49,999 .................       112       8.8%       140      10.8%     152      12.0%
$50,000-$74,999 .................        53       4.2%       110       8.5%     148      11.7%
$75,000-$99,999 .................        11       0.9%        33       2.5%      48       3.8%
$100,000-$149,999 ...............         7       0.6%        12       0.9%      29       2.3%
$150,000-$249,999 ...............         2       0.2%         4       0.3%       4       0.3%
$250,000-$499,999 ...............         1       0.1%         1       0.1%       2       0.2%
$500,000 or More ................         0       0.0%         0       0.0%       0       0.0%
Median Income ...................     14452                18609              22581

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
          1996 estimates and 2001 projections produced by Claritas Inc.
                   Copyright 1996 Claritas Inc. Arlington, VA


--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.
                                       25

The Crenshaw Creek Rehabilitation Center, Lancaster, South Carolina
--------------------------------------------------------------------------------

(State: 45, South Carolina County: 057, Lancaster County, SC)

                                                                (Weight: 100.0%)
                                Senior Life Report                 (Page 3 of 7)

                                           Households with Householder Age 55 and Over
Household Income by                  ---------------------------------------------------------
Age of Householder                         1990            1996 Estimate         2001 Proj.
-------------------                  -----------------     ----------------   ----------------
Householder Age 75 to 79.........       878     100.0%      1016     100.0%    1107     100.0%
  Under $5,000...................       151      17.2%       128      12.6%     103       9.3%
 $5,000-$9,999...................       304      34.6%       286      28.1%     254      22.9%
$10,000-$14,999..................       154      17.5%       190      18.7%     209      18.9%
$15,000-$24,999..................       136      15.5%       183      18.0%     206      18.6%
$25,000-$34,999..................        56       6.4%        87       8.6%     130      11.7%
$35,000-$49,999..................        35       4.0%        54       5.3%      78       7.0%
$50,000-$74,999..................        39       4.4%        64       6.3%      79       7.1%
$75,000-$99,999..................         2       0.2%        21       2.1%      31       2.8%
$100,000-$149,999................         1       0.1%         3       0.3%      16       1.4%
$150,000-$249,999................         0       0.0%         0       0.0%       1       0.1%
$250,000-$499,999................         0       0.0%         0       0.0%       0       0.0%
$500,000 or More.................         0       0.0%         0       0.0%       0       0.0%
Median Income ...................      9737                12474              14701

Householder Age 80 to 84.........       494     100.0%       607     100.0%     654     !00.0%
 Under $5,000 ...................        83      16.8%        68      11.2%      60       9.2%
$5,000-$9,999 ...................       159      32.2%       158      26.0%     138      21.1%
$10,000-$14,999 .................        92      18.6%       121      19.9%     123      18.8%
$15,000-$24,999 .................        74      15.0%       100      16.5%     130      19.9%
$25,000-$34,999 .................        34       6.9%        51       8.4%      68      10.4%
$35,000-$49,999 .................        23       4.7%        43       7.1%      47       7.2%
$50,000-$74,999 .................        27       5.5%        46       7.6%      57       8.7%
$75,000-$99,999 .................         1       0.2%        14       2.3%      21       3.2%
$100,000-$149,999 ...............         1       0.2%         3       0.5%      10       1.5%
$150,000-$249,999 ...............         0       0.0%         2       0.3%       0       0.0%
$250,000-$499,999 ...............         0       0.0%         0       0.0%       0       0.0%
$500,000 or More ................         0       0.0%         1       0.2%       0       0.0%
Median Income ...................     10272                13202              15462

Householder Age 85+..............       315     100.0%       397     100.0%     467     100.0%
 Under $5,000 ...................        51      16.2%        44      11.1%      43       9.2%
$5,000-$9,999 ...................       105      33.3%       107      27.0%     101      21.6%
$10,000-$14,999 .................        53      16.8%        73      18.4%      86      18.4%
$15,000-$24,999 .................        51      16.2%        75      18.9%      85      18.2%
$25,000-$34,999 .................        20       6.3%        29       7.3%      51      10.9%
$35,000-$49,999 .................        18       5.7%        27       6.8%      34       7.3%
$50,000-$74,999 .................        16       5.1%        31       7.8%      41       8.8%
$75,000-$99,999 .................         1       0.3%        10       2.5%      18       3.9%
$100,000-$149,999 ...............         0       0.0%         1       0.3%       8       1.7%
$150,000-$249,999 ...............         0       0.0%         0       0.0%       0       0.0%
$250,000-$499,999 ...............         0       0.0%         0       0.0%       0       0.0%
$500,000 or More ................         0       0.0%         0       0.0%       0       0.0%
Median Income ...................     10142                13253              15412

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
          1996 estimates and 2001 projections produced by Claritas Inc.
                   Copyright 1996 Claritas Inc. Arlington, VA

--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.
                                       26

The Crenshaw Creek Rehabilitation Center, Lancaster, South Carolina
--------------------------------------------------------------------------------

(State: 45, South Carolina County: 057, Lancaster County, SC)

                                                                (Weight: 100.0%)
                                Senior Life Report                 (Page 4 of 7)

                                                           Total Households
                                     ---------------------------------------------------------
Household Income                        1990 Census         1996 Estimate        2001 Proj.
----------------                     -----------------     ----------------   ----------------
Total............................     19778     100.0%     20889     100.0%   21608     100.0%
  Under $5,000...................      1527       7.7%      1099       5.3%     859       4.0%
 $5,000-$9,999...................      2282      11.5%      1908       9.1%    1650       7.6%
$10,000-$14,999..................      2072      10.5%      1813       8.7%    1642       7.6%
$15,000-$24,999..................      3929      19.9%      3457      16.5%    2913      13.5%
$25,000-$34,999..................      3362      17.0%      3015      14.4%    2912      13.5%
$35,000-$49,999..................      3545      17.9%      3694      17.7%    3347      15.5%
$50,000-$74,999..................      2247      11.4%      3884      18.6%    4809      22.3%
$75,000-$99,999..................       504       2.5%      1326       6.3%    1932       8.9%
$100,000-$124,999................       161       0.8%       356       1.7%     985       4.6%
$125,000-$249,999................        58       0.3%       169       0.8%     252       1.2%
$150,000-$249,999................        51       0.3%       115       0.6%     224       1.0%
$250,000-$499,999................        37       0.2%        37       0.2%      60       0.3%
$500,000 or More.................         3       0.0%        16       0.1%      23       0.1%
Median Household Income .........     25205                31883              38449

                                             Total Specified Owner-Occupied Housing Units
                                     ---------------------------------------------------------
Housing Value                            1990 Census         1996 Estimate        2001 Proj.
-------------                         -----------------     ----------------   ----------------
Total                                 10370                10928              11284
Less than       $15,000..........       492       4.7%       411       3.8%     353       3.1%
    $15,000 to  $19,999..........       318       3.1%       183       1.7%     138       1.2%
    $20,000 to  $24,999..........       389       3.8%       279       2.6%     178       1.6%
    $25,000 to  $29,999..........       514       5.0%       345       3.2%     249       2.2%
    $30,000 to  $34,999..........       728       7.0%       438       4.0%     303       2.7%
    $35,000 to  $39,999..........       897       8.6%       570       5.2%     366       3.2%
    $40,000 to  $44,999..........      1062      10.2%       702       6.4%     460       4.1%
    $45,000 to  $49,999..........       899       8.7%       782       7.2%     543       4.8%
    $50,000 to  $59,999..........      1415      13.6%      1566      14.3%    1222      10.8%
    $60,000 to  $74,999..........      1557      15.0%      1755      16.1%    1855      16.4%
    $75,000 to  $99,999..........      1259      12.1%      1871      17.1%    2147      19.0%
   $100,000 to $124,999..........       444       4.3%      1007       9.2%    1472      13.0%
   $125,000 to $149,999..........       215       2.1%       460       4.2%     844       7.5%
   $150,000 to $174,999..........        89       0.9%       242       2.2%     447       4.0%
   $175,000 to $199,999..........        51       0.5%       144       1.3%     263       2.3%
   $200,000 to $249,999..........        25       0.2%       116       1.       269       2.4%
   $250,000 to $299,999..........         7       0.1%        31       0.3%     104       0.9%
   $300,000 to $399,999..........         1       0.0%        17       0.2%      47       0.4%
   $400,000 to $499,999..........         2       0.0%         1       0.0%      15       0.1%
   $500,000 and over.............         6       0.1%         8       0.1%       9       0.1%
Median Housing Value.............     49366                61607              74798

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
          1996 estimates and 2001 projections produced by Claritas Inc.
                   Copyright 1996 Claritas Inc. Arlington, VA


--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.
                                       27

The Crenshaw Creek Rehabilitation Center, Lancaster, South Carolina
--------------------------------------------------------------------------------






(State: 45, South Carolina County: 057, Lancaster County, SC)

                                                                (Weight: 100.0%)
                                Senior Life Report                 (Page 5 of 7)

Household                                          Household
Type and Relationship           Population 65+     Type and Relationship         Population 65+
---------------------           --------------     ---------------------         ---------------
Total......................    6671     100.0%
   In Family Households....    4518      67.7%     In Nonfamily Hhlds ......    1993      29.9%
    Householder............    2421      36.3%      Male Householder........     363       5.4%
    Spouse.................    1608      24.1%       Living Alone...........     360       5.4%
    Other Relative.........     468       7.0%       Not Living Alone.......       3       0.0%
    Nonrelative............      21       0.3%      Female Householder......    1628      24.4%
                                                     Living Alone...........    1611      24.1%
   In Group Quarters.......     160       2.4%       Not Living Alone ......      17       0.3%
    Institutionalized......     133       2.0%      Nonrelative............        2       0.0%
    Other..................      27       0.4%

                                                   Spec. Owner-Occ Units
                                         ----------------------------------------
Monthly Owner Costs as a                           By Age of Householder
Percent of 1989 HH Inc.                    Total Units                65 Yrs+
------------------------                 ----------------         ---------------
Total............................        10531     100.0%         2886     100.0%
   Less than 20%.................         6846      65.0%         1762      61.1%
   20 - 24%......................         1220      11.6%          249       8.6%
   25 - 29%......................          813       7.7%          242       8.4%
   30 - 34%......................          396       3.8%          142       4.9%
   35% or More...................         1150      10.9%          459      15.9%
   Not computed..................          106       1.0%           32       1.1%

                                                  Spec. Owner-Occ Units
                                         ----------------------------------------
Gross Rent as Percent                             By Age of Householder
of 1989 HH Income                          Total Units                65 Yrs+
---------------------                    ----------------         ---------------
Total............................         4739     100.0%          782     100.0%
   Less than 20%.................         1655      34.9%          117      15.0%
   20 - 24%......................          532      11.2%          101      12.9%
   25 - 29%......................          336       7.1%           57       7.3%
   30 - 34%......................          290       6.1%           44       5.6%
   35% or More...................         1308      27.6%          314      40.2%
   Not computed..................          618      13.0%          149      19.1%

                                                   Occupied Housing Units
                                         ----------------------------------------
Attribute                                     Total                  Hhldr 65+
---------                                ----------------         ---------------
Owner Occupied Units.............        14796      74.8%         3924      82.6%
Rnter Occupied Units.............         4982      25.2%          828      17.4%
Complete Plumbing Facil..........        19573      99.0%         4650      97.9%
Lacking Plumbing Facil...........          205       1.0%          102       2.1%
With Telephone...................        17124      86.6%         4502      94.7%
No Telephone.....................         2654      13.4%          250       5.3%
One or More Vehicles.............        17482      88.4%         3633      76.5%
No Vehicles Available............         2296      11.6%         1119      23.5%


--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.
                                       28

The Crenshaw Creek Rehabilitation Center, Lancaster, South Carolina
--------------------------------------------------------------------------------


(State: 45, South Carolina County: 057, Lancaster County, SC)

                                                                (Weight: 100.0%)
                                          Senior Life Report       (Page 6 of 7)

                                                      1990 Households by Age of Householder
Poverty Status by                                    ----------------------------------------------------------
Household Type                                       Total              Age 65-74             Age 75+
-----------------                               ----------------      ---------------      ---------------
Total .................................         19750     100.0%      2713     100.0%      1699     100.0%
     Married Couple Family.............         12172      61.6%      1489      54.9%       502      29.5%
     Other Family .....................          3176      16.1%       266       9.8%       164       9.7%
         Male Householder .............           653       3.3%        49       1.8%        32       1.9%
         Female Householder............          2523      12.8%       217       8.0%       132       7.8%
     Nonfamily.........................          4402      22.3%       958      35.3%      1033      60.8%
       HHer Living Alone...............          3949      20.0%       955      35.2%      1016      59.8%
       HHer Not Living Alone...........           453       2.3%         3       0.1%        17       1.0%

   Above Poverty.......................         16685      84.5%      2141      78.9%      1150      67.7%
     Married Couple Family.............         11435      57.9%      1338      49.3%       427      25.1%
     Other Family .....................          2143      10.9%       212       7.8%       141       8.3%
         Male Householder .............           586       3.0%        47       1.7%        25       1.5%
         Female Householder............          1557       7.9%       165       6.1%       116       6.8%
     Nonfamily.........................          3107      15.7%       591      21.8%       582      34.3%
       HHer Living Alone...............          2745      13.9%       588      21.7%       577      34.0%
       HHer Not Living Alone...........           362       1.8%         3       0.1%         5       0.3%

   Below Poverty.......................          3065      15.5%       572      21.1%       549      32.3%
     Married Couple Family.............           737       3.7%       151       5.6%        75       4.4%
     Other Family .....................          1033       5.2%        54       2.0%        23       1.4%
         Male Householder .............            67       0.3%         2       0.1%         7       0.4%
         Female Householder............           966       4.9%        52       1.9%        16       0.9%
     Nonfamily.........................          1295       6.6%       367      13.5%       451      26.5%
       HHer Living Alone...............          1204       6.1%       367      13.5%       439      25.8%
       HHer Not Living Alone...........            91       0.5%         0       0.0%        12       0.7%


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
          1996 estimates and 2001 projections produced by Claritas Inc.
                   Copyright 1996 Claritas Inc. Arlington, VA

--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.
                                       29

The Crenshaw Creek Rehabilitation Center, Lancaster, South Carolina
--------------------------------------------------------------------------------


(State: 45, South Carolina County: 057, Lancaster County, SC)

                                                                (Weight: 100.0%)
                                 Senior Life Report                (Page 7 of 7)


                                                        Civilian Noninstitutionalized Persons Age 16+
Mobility and Disability                              Total                 Age 65+              Age 75+
-----------------------                         ----------------       ---------------       ---------------
Persons ................................        41157     100.0%       6538     100.0%       2446     100.0%
   With Mblty or Care Lmts..............         3597       8.7%       1515      23.2%        874      35.7%
     Mobility Limits Only...............         1077       2.6%        585       8.9%        353      14.4%
     Self Care Limits Only..............         1398       3.4%        260       4.0%         82       3.4%
     Both Limits .......................         1122       2.7%        670      10.2%        439      17.9%
   No Mblty or Care Limits..............        37560      91.3%       5023      76.8%       1572      64.3%

   With a Work Disability...............         5960      14.5%       2692      41.2%
     In Labor Force ....................         1096       2.7%         73       1.1%
      Employed .........................          977       2.4%         63       1.0%
      Unemployed .......................          119       0.3%         10       0.2%
     Not in Labor Force ................         4864      11.8%       2619      40.1%
      Prevented from Working............         4370      10.6%       2360      36.1%
      Not Prevented from Wrk ...........          494       1.2%        259       4.0%
   No Work Disability ..................        35197      85.5%       3846      58.8%
     In Labor Force ....................        26449      64.3%        536       8.2%
      Employed .........................        24877      60.4%        518       7.9%
      Unemployed .......................         1572       3.8%         18       0.3%
     Not in Labor Force ................         8748      21.3%       3310      50.6%


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
          1996 estimates and 2001 projections produced by Claritas Inc.
                   Copyright 1996 Claritas Inc. Arlington, VA


--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.
                                       30

The Crenshaw Creek Rehabilitation Center, Lancaster, South Carolina
--------------------------------------------------------------------------------



(State: 45, South Carolina County: 057, Lancaster County, SC)
                                                                (Weight: 100.0%)

                        1990 Demographic Overview Report

Population   54516       Housing Units    20929       Median Age       33.4
Households   19750       Group Quarters     388       Median HP Inc   25320
Families     15348       Avg. HH Size      2.74       Median Value    49300
Vehicles     35498

Income in 1989                    Household               Family              Non-Family
--------------                 ----------------       ---------------      ----------------
    Less than $5,000...         1507       7.6%        685       4.5%        884      20.1%
  $5,000 to   $9,999...         2278      11.5%       1087       7.1%       1255      28.5%
 $10,000 to  $12,499...         1071       5.4%        664       4.3%        397       9.0%
 $12,500 to  $14,999...          977       4.9%        688       4.5%        309       7.0%
 $15,000 to  $17,499...         1125       5.7%        798       5.2%        311       7.1%
 $17,500 to  $19,999...          907       4.6%        728       4.7%        185       4.2%
 $20,000 to  $22,499...         1019       5.2%        761       5.0%        248       5.6%
 $22,500 to  $24,999...          867       4.4%        723       4.7%        140       3.2%
 $25,000 to  $27,499...          968       4.9%        880       5.7%        106       2.4%
 $27,500 to  $29,999...          771       3.9%        698       4.5%         56       1.3%
 $30,000 to  $32,499...          968       4.9%        812       5.3%        171       3.9%
 $32,500 to  $34,999...          673       3.4%        585       3.8%         68       1.5%
 $35,000 to  $37,499...          693       3.5%        640       4.2%         39       0.9%
 $37,500 to  $39,999...          685       3.5%        657       4.3%         21       0.5%
 $40,000 to  $42,499...          798       4.0%        701       4.6%         44       1.0%
 $42,500 to  $44,999...          580       2.9%        551       3.6%         32       0.7%
 $45,000 to  $47,499...          500       2.5%        486       3.2%          7       0.2%
 $47,500 to  $49,999...          316       1.6%        315       2.1%         17       0.4%
 $50,000 to  $54,999...          734       3.7%        693       4.5%         18       0.4%
 $55,000 to  $59,999...          537       2.7%        543       3.5%          0       0.0%
 $60,000 to  $74,999...          959       4.9%        896       5.8%         52       1.2%
 $75,000 to  $99,999...          505       2.6%        462       3.0%         25       0.6%
$100,000 to $124,999...          163       0.8%        146       1.0%         17       0.4%
$125,000 to $149,999...           57       0.3%         57       0.4%          0       0.0%
$150,000 or More.......           92       0.5%         92       0.6%          0       0.0%

Aggregate Income ($Mil)          594                    526                   63
Median Income .........        25320                  29864                10390
Average Income ........        30123                  34286                14376

                                  Persons                                          Persons
Educational Attainment         25 Yrs & Over      Employment Status             16 Yrs & Over
----------------------       ----------------     ------------------           ----------------
Less than 9th Grade ...       5859      17.0%     In Labor Force..........     27630      66.6%
9th - 12th Grade No Dip       7922      23.0%      Civilian ..............     27545      66.4%
High School Graduate...      11475      33.3%       Employed .............     25854      62.3%
Some College, No Degree       4163      12.1%        Male ................     13796      33.2%
Associate Degree ......       1696       4.9%        Female ..............     12058      29.1%
Bachelor's Degree .....       2127       6.2%       Unemployed ...........      1691       4.1%
Graduate/Prof. Degree..       1175       3.4%     Not in Labor Force......     13867      33.4%

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
     Source: 1990 Census of the Population and Housing, Summary Tape File 3
                   Copyright 1996 Claritas Inc. Arlington, VA


--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.
                                       31

The Crenshaw Creek Rehabilitation Center, Lancaster, South Carolina
--------------------------------------------------------------------------------


                                                                   (Page 2 of 2)

(State: 45, South Carolina County: 057, Lancaster County, SC)

                                                                (Weight: 100.0%)

                                 Employed                                          Employed
Industry                        Persons 16+       Occupation                      Persons 16+
--------                      ---------------     -----------                   ---------------
Agriculture/Forest/Fish ....   459       1.8%     Managerial/Prof. Spec....     3770      14.6%
Mining......................   103       0.4%      Exec/Admin/Managerial...     1748       6.8%
Construction................  2054       7.9%     Prof. Speciality ........     2022       7.8%
Manufacture-Nondurable......  8018      31.0%     Tech./Sales/Admin. Sup...     6729      26.0%
Manufacture-Durable.........  3231      12.5%      Technician and Related..      824       3.2%
Transportation..............   438       1.7%      Sales...................     2352       9.1%
Communication/Pub. Util.....   525       2.0%      Administration Support..     3553      13.7%
Wholesales Trade............   880       3.4%     Service Occupation.......     2231       8.6%
Retail Trade................  3659      14.2%      Private Household.......       83       0.3%
Finance/Ins/Real Estate.....   960       3.7%      Protective Service......      195       0.8%
Business & Repair Serv......   730       2.8%      Other Service...........     1953       7.6%
Personal Services...........   620       2.4%     Farming/Forestry/Fish....      354       1.4%
Entertain/Recreation........   163       0.6%     Precision/Craft/Repair...     4438      17.2%
Professional & Related......  3505      13.6%     Operator/Fab./Laborer....     8332      32.2%
 Health Services............  1331       5.1%      Mach.Op/Assem./Inspect..     5582      21.6%
 Educational Services.......  1327       5.1%      Trans. & Material Move..      974       3.8%
 Other Professional.........   847       3.3%      Laborers................     1776       6.9%
Public Administration.......   509       2.0%

Transportation to Work          Workers  16+      Travel Time to Work             Workers  16+
----------------------        ---------------     -------------------           ---------------
Drive Alone................. 18533      73.1%     Less than 10 Minutes.....     3213      12.7%
Carpooled...................  5782      22.8%     10 to 19 Minutes.........     8511      33.6%
Public Transportation.......    58       0.2%     20 to 29 Minutes.........     5024      19.8%
All Other...................   987       3.9%     30 Minutes or More.......     8612      34.0%

                               Occupied                                            Occupied
Units In Structure             Housing Units      Year Structure Built           Housing Units
------------------           ----------------     --------------------          ---------------
1-Detached.................. 15163      76.7%     1989 To March 1990.......      374       1.9%
1-Attached..................   129       0.7%     1985 To 1988.............     1981      10.0%
2...........................   311       1.6%     1980 To 1984.............     1937       9.8%
3 or 4......................   497       2.5%     1970 To 1979.............     5400      27.3%
5 to 9......................   442       2.2%     1960 To 1969.............     3564      18.0%
10 To 19....................   117       0.6%     1950 To 1959.............     2827      14.3%
20 to 49....................    8       0.0%     1940 To 1949.............      1795       9.1%
50 or More..................    77       0.4%     1939 or before...........      900       9.6%
Other.......................  3034      15.3%     Median Year Built........     1969


                                 Occupied                                          Occupied
Year Hhlder Moved In           Housing Units      Vehicles Available:            Housing Units
--------------------         ----------------     -------------------           ---------------
1989 To March 1990..........  2641      13.4%     None.....................     2296      11.6%
1985 To 1988................  4753      24.0%     1........................     5729      29.0%
1980 To 1984................  2697      13.6%     2........................     7141      36.1%
1970 To 1979................  4274      21.6%     3........................     3370      17.0%
1960 To 1969................  2533      12.8%     4........................      971       4.9%
1959 or Before..............  2880      14.6%     5 or More................      271       1.4%


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
     Source: 1990 Census of the Population and Housing, Summary Tape File 3
                   Copyright 1996 Claritas Inc. Arlington, VA


--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.
                                       32

The Crenshaw Creek Rehabilitation Center, Lancaster, South Carolina
--------------------------------------------------------------------------------



                                                    MARKET AREA AND NEIGHBORHOOD

--------------------------------------------------------------------------------



--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.

                                   [picture]






                                   [picture]

                                   [picture]






                                   [picture]

                                   [picture]







                                   [picture]

                                     [map]

The Crenshaw Creek Rehabilitation Center, Lancaster, South Carolina
--------------------------------------------------------------------------------



                          MARKET AREA and NEIGHBORHOOD

NEIGHBORHOOD

The neighborhood in which Crenshaw Creek is located is known or referred to locally as the Van Wyck (pronounced Van Wack)/Indianland area. Van Wyck is actually an unincorporated community, approximately eight miles north of the Lancaster City Limits. Dynamite and bricks are manufactured in Van Wyck. Indianland is just north of Van Wyck, starting at twelve mile creek (which bisects U. S. Hwy 521 just north of S. C. Hwy 75) and extends to the state border on U. S. Hwy 521. These areas comprise what is known as the panhandle area of Lancaster County. This area is characterized by unplanned mixed uses, such as single family residential (stick built and mobile homes), light industrial, used car dealerships, mobile home sales, mobile home parks, convenience stores, and large unimproved tracts held primarily for speculation.

Most of the zoning here is General Development Moderate Intensity (GDM). The subject is zoned GDM. There are some residential areas zoned Residential and a couple of pockets zoned Industrial. GDM allows for most uses, including the subject use, and is in an area that is projected to be served by sewer in the future. I anticipate that all the properties bordering Hwy 521 in this area will be rezoned within a year to some form of commercial. The plans have already been made. The ordinance allowing for this rezoning should happen soon. There are significant development pressures coming from the north (Charlotte) and from the west (Union County). A significant event that has and will affect the subject site is the widening and re-configuring of Highway 521 from the Mecklenburg County line to the southern loop. This has created new linkages from the subject neighborhood to the real growth areas to the north.

Land values are increasing faster than the CPI. The most significant drawback here is lack of sewer. Sewer will be here within five years. There is water all the way up Hwy 521 now, but not necessarily "off" of Hwy 521. All other typical utilizes are available.

--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.

The Crenshaw Creek Rehabilitation Center, Lancaster, South Carolina
--------------------------------------------------------------------------------

Home prices here are all over the board. Due to previous lack of land uses controls, you can see a mobile home next door to an excellent quality single family dwelling. You have mobile homes and then you have $200,000 homes. The average price of a home here is about $90,000. You have several historic homes here and you are beginning to see several good quality residential neighborhoods here.

If the subject site were vacant, or could be made vacant at this time, it would probably be held until it were served by sewer. The properties west of the subject (not bordering U.S. 521) are being developed for residential uses. Septic tanks are acceptable here for residential uses. Additionally, all the properties bordering U.S. 521 will be rezoned to commercial soon. I envision future development to be highway commercial uses and light industrial/warehouse uses. This area is just now hitting the margins of the growth curve in terms of its life cycle.

The boundaries of this neighborhood can best be described by physical boundaries. The southern border of the neighborhood is the intersection of S.C. Hwy 5 and U.S. Hwy 521. There are several potential industrial sites at this intersection. The economic development department has had numerous industrial prospects looking at sites here. The eastern boundary is the North Carolina state line. The western boundary is the Catawba River (which is the York County/Lancaster County border). The northern boundary is the North Carolina border at Mecklenburg County.

The subject property is joined by undeveloped property and two older residential properties across East Rebound Road on its north side and by wooded undeveloped property on its south, east and west sides. Streets in the neighborhood are primarily paved and do not have curbs, gutters, and storm drains. The neighborhood has good access to the area's major traffic artery, U.S. Highway 521 (a north/south four-laned highway). This traffic artery provides good access into Lancaster, ten miles south. The area receives water and sewer service from Lancaster County. Electricity, gas and telephone services are provided by local utility companies.

Neighborhoods generally evolve through a pattern of growth and development. They evolve from vacant, unimproved land through slow growth, steady to rapid growth, reach a built-up or stagnant

--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.

The Crenshaw Creek Rehabilitation Center, Lancaster, South Carolina
--------------------------------------------------------------------------------

phase, and then begin to decline, with various plateaus and modernization periods along the way. In that continuum of growth, development and aging, the subject neighborhood is currently considered to be a rural area with some residential development and the beginning of commerical/office/light industrial use.

--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.

The Crenshaw Creek Rehabilitation Center, Lancaster, South Carolina
--------------------------------------------------------------------------------


                                                                       SITE DATA

--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.

                                   [site map]

The Crenshaw Creek Rehabilitation Center, Lancaster, South Carolina
--------------------------------------------------------------------------------



                                    SITE DATA

LOCATION: The Crenshaw Creek Rehabilitation Center site is located at 134 East Rebound Road, approximately 10 miles north of Lancaster, South Carolina in Lancaster County. It is within five minutes of the North Carolina state line.

PHYSICAL CHARACTERISTICS: The subject is a corner lot with approximately 1500 front feet along the south side of East Rebound Road, and approximately 500 front feet along the east side of Highway 521. It is slightly irregular in shape and contains approximately 43.92 acres of gross area. The site contains considerable excess land with frontage on East Rebound Road and Highway 521 that could be sold off for possible residential, office or light industrial use.

ZONING: According to Becky Rhyner, of the Lancaster Building and Zoning Department the subject property is zoned GDM (General Development), which generally permits moderate intensity commercial or residential development. The subject improvements are a legal conforming use.

TOPOGRAPHY: The subject site lies at street grade. General area topography is slightly rolling. The subject site itself is basically level and moderately wooded.

SOIL ANALYSIS: Mineral deposits, if any, were disregarded by the appraiser. No soil analysis has been prepared as a part of this report. However, considering the number and type of existing improvements on surrounding sites, it is assumed the subject property has sufficient soilbearing qualities for any type building or construction that might be contemplated thereon. Soil and subsoil appear to be the red clay typically found in this part of South Carolina. It is assumed that soils at the site are generally of medium plasticity, with shrink/swell potential typical of the area. Soil conditions in this part of Lancaster do not appear to have limited land development.

--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.

The Crenshaw Creek Rehabilitation Center, Lancaster, South Carolina
--------------------------------------------------------------------------------


EASEMENTS AND ENCROACHMENTS: Our site inspection of The Crenshaw Creek Rehabilitation Center revealed no adverse easements or encroachments. This property is subject to typical street and utility easements. It should be noted that we would defer to competent legal counsel for verification of these and all other legal matters.

ACCESS: Access to the site is considered good. It has one access point from East Rebound Road, a paved two-lane rural road. Access onto the site is down a winding paved driveway (approximately 1/4 mile long) into driveways and parking areas accessing the buildings on the site. The access driveway is approximately 500 feet each of Highway 521 on East Rebound Road. Other access to the subject could be made available off Hwy 521.

VISIBILITY: The site's visibility is rated poor from East Rebound Road. The site buildings are located approximately 1/4 mile off of East Rebound. Signage at the driveway entrance and at Highway 521 is adequate. Visibility of the subject from Highway 521 is excellent with considerable highway frontage. However, the building improvements cannot be seen from any street or highway.

DRAINAGE/FLOOD ZONE: According to National Flood Certification Services, Inc., the subject property is located on a National Flood Insurance Program Map (NFIP) designated flood hazard area. It is found on Community Panel # 450120045B, dated 01/06/83, in an area designated as Zone C. A copy of their certification is located in the addenda of this report. This Zone generally refers to: "Areas of minimal flooding."

UTILITIES: The site is served by all municipal utilities and services including water and police and fire protection. Gas, telephone and electricity are provided by public utility firms. The site has its own sewage treatment facility.

TRAFFIC ARTERIES: The site has good proximity to major traffic arteries, being located at the southeast corner of Highway 521 and East Rebound Road. U. S. 521 is a north/south four-

--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.

The Crenshaw Creek Rehabilitation Center, Lancaster, South Carolina
--------------------------------------------------------------------------------

lane highway providing access into Lancaster, approximately 10 miles south, and is the major connector to Rock Hill, South Carolina and Charlotte, North Carolina.

TAXES: Ann Joiner in the Lancaster tax assessor's office reported that the subject's reported tax value for real estate is $2,190,998 and the assessed value is $131,460, or 6% of the reported tax value. The tax assessor's reported tax value for personal property is $53,810 and the assessed value is $5,650, or 10.5% of the reported tax value. The tax rate for the county is 235.50 mils. There is a credit on each tax bill which became effective when sales tax increased. This indicates an annual tax of $29,750.53 for the subject property, calculated as follows:

Real Estate Tax Assessment          X         Tax Rate     =    Annual Taxes
--------------------------                    --------          ------------
               $131,460             X          .23550      =     $30,958.83

Less L.O.S.T. Credit                                             - 2,478.02
                                                                 ----------
Net Real Estate Tax                                              $28,480.81

Personal Property Assessment
----------------------------
               $5,650               X          .23550      =     $ 1,330.58

Less L.O.S.T. Credit                                                - 60.86
                                                                 ----------
Net Personal Property Tax                                        $ 1,269.72

TOTAL                                                      =     $29,750.53


TRY THIS ONE AND SEE IF YOU LIKE IT.

                              HIGHEST AND BEST USE

The Highest and Best Use of land is defined as being that use which may be reasonably expected to produce the greatest net return to the land over a given period of time. It is that legal use which will yield to the land the highest present value which is economically feasible, legally permissible, and is maximally productive.

--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.

The Crenshaw Creek Rehabilitation Center, Lancaster, South Carolina
--------------------------------------------------------------------------------


The appraiser considered several alternative uses for the land underlying The Crenshaw Creek Rehabilitation Center. No alternative utilization other than for a Office was considered likely to give a higher return in the immediate future. Therefore, the use contemplated by our study; i.e., Office use, is considered to be in conformity with the subject property's Highest and Best Use.

The Highest and Best Use analysis is the basis for the final conclusions drawn in this report. Land is valued as though it were unimproved and available for whatever use would produce the maximum return. Improved property is valued on the basis of the extent to which the improvements are consistent with or in conflict with the Highest and Best Use of the site as if unimproved. In cases where a site has existing improvements, the Highest and Best Use of the total property "as improved" is quite often determined to be different from the Highest and Best Use of the land when considered as though unimproved and available for development. In the majority of cases, the existing use will continue until the land value under its Highest and Best Use exceeds the total value of the property in its existing use. As long as the improvements contribute to the land, it is the Highest and Best Use.

The definition of Highest and Best Use given above sets forth the steps taken by the appraiser in developing the Highest and Best Use of the subject property: identification of the various reasonable, probable and legal uses; testing of the physical possibility of such uses; testing of the strength of appropriate support in the market for such uses; and testing of the financial feasibility of those uses which survive the prior tests to determine that use which will result in the optimum return.

Highest and Best Use - Unimproved

Those legal uses for the subject land, if unimproved, would include: Apartments, Retirement Apartments, Commercial Retail, Nursing Home, Single-family Residential, Condominiums, Agricultural, and Office.

--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.

The Crenshaw Creek Rehabilitation Center, Lancaster, South Carolina
--------------------------------------------------------------------------------


The physical characteristics of this site, i.e., size, shape, terrain, etc. would permit the following uses: Apartments, Retirement Apartments, Offices, Industrial, Commercial Retail, Institutional, Motel, Nursing Home, Single-family Residential, Condominiums, Agricultural, and Office.

The appraiser next tested the existence of appropriate support in the market place for all of the uses which met the two previous tests. Our market analysis indicates there is sufficient demand in the general market place and in this specific location for the following uses: Light Industrial, Speculative Land and Office.

Finally, the appraiser analyzed the financial feasibility of those uses passing the previous tests and determined that the following were economically feasible:
Light Industrial, Speculative Land and Office.

The most probable and reasonable uses for the subject property, if unimproved, might include development of: Light Industrial, Acquisition for Land Speculation and Office.

After comparison of the alternative uses, it is the appraiser's opinion that utilization of the property for Office use would be the Highest and Best Use of the subject property at this time, at the time of completion of the improvements, and at the time of estimated stabilized occupancy.

--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.

                                                     DESCRIPTION OF IMPROVEMENTS

--------------------------------------------------------------------------------

                                    [picture]

                                    [picture]

                                    [picture]

                                    [picture]






                                    [picture]

                                    [picture]





                                    [picture]

                                    [picture]





                                    [picture]

                                    [picture]






                                    [picture]

                                    [picture]







                                    [picture]

                                      [map]

                                      [map]

The Crenshaw Creek Rehabilitation Center, Lancaster, South Carolina
--------------------------------------------------------------------------------


                           DESCRIPTION OF IMPROVEMENTS

Frank Ramsey of HealthCare Property Appraisers of America, Inc. made an inspection of the subject property on March 20, 1997. The following description of improvements the buildings as they appeared to our inspector on the date of inspection.

SUBJECT IMPROVEMENTS

The subject site is improved with three one-story buildings formerly utilized as The Crenshaw Creek Rehabilitation Center and presently vacant. The structure's initial completion date is 1988. The appraiser considers the subject building structures to contain a functional area of approximately 37,250 sf or 1035 sf per bed. The three buildings are one story brick veneer. The buildings were formerly utilized as (1) an administration and therapy building, (2) two connected apartment buildings and (3) a residents building. All are of similar construction and architecture.

The administration/education building contains mostly office type space. There is also an in ground heated swimming pool outside this building as well as therapy and gymnasium space. The residential building contains the dietary area, resident bedrooms and meeting rooms. The apartment building consists of two duplex type structures joined by a covered walkway. The structure has a total possible utilization of 36 beds but is configured for 22 beds.

The subject's physical structure appears to be of good quality construction and amenities. No Physical Deterioration-Curable (deferred maintenance) was observed. The structure contains some Functional Obsolescence in its special purpose layout. There is also some External Obsolescence due to the remoteness of this site from town.

The Effective Age of the structure is 9 years, and the Remaining Economic Life is considered to be 41 years.

--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.
                                       44

The Crenshaw Creek Rehabilitation Center, Lancaster, South Carolina
--------------------------------------------------------------------------------


In all of our analysis, we have assumed and have described the subject improvements as being Special Purpose buildings. That assumptions is based upon not only the building improvements but also the surrounding area. In fact, the building improvements are not so Special Purpose as to preclude alternative uses. Almost any type of medical facility would find these buildings quite adaptable. Furthermore, a general office user could also utilize this space with substantial rehab of the interior. There is little or nothing about the interior of these structures to preclude utilization by a commercial enterprise. However, the limited demand for this type space in this location is a problem.

Following is a topical outline of the major improvements:

SITE PREPARATION: The building site was cleared, graded and prepared for construction.

FOUNDATION: Foundation is concrete bearing walls.

FRAME: The frame is mill-type wood.

FLOOR STRUCTURE: The floor structure is concrete on ground.

FLOOR COVERING: Floor covering consists of carpet on pad and vinyl composition tile.

CEILING: The ceiling is gypsum board, taped and painted with insulation.

INTERIOR CONSTRUCTION: Interior construction is framed.

PLUMBING: All patient bathrooms are two- or three-fixtured china/porcelain fixtures including chrome hardware, grab bars and other invalid aids. Individual bathtubs and showers feature non-slip surfaces, grab bars, shower hoses and non-ambulatory lifts. The property's plumbing is adequate. Eleven rooms has a rooms have a full private bath with a tub or shower.

--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.

The Crenshaw Creek Rehabilitation Center, Lancaster, South Carolina
--------------------------------------------------------------------------------


SPRINKLER: The resident building only is sprinklered.

HEATING, COOLING, VENTILATION: The property is heated with a heat pump which also provides air conditioning. Additionally, the residents' rooms are air conditioned with thru-the-wall heat pump units with electrical resistance heating coils.

ELECTRICAL: Fully wired and lighted with three-phase wiring, adequate to provide lighting and power for all equipment operation including fluorescent and incandescent lighting, reading lights over each bed, nurse call system, fire alarm system, and intercom system. The is one diesel generator with a KW rating of 100.

EXTERIOR WALLS: Exterior walls are wood or steel stud walls with face brick veneer and insulation.

ROOF STRUCTURE: The roof structure is wood joists with composition deck.

ROOF COVER: Roof cover is composition shingle.

PARKING: Parking and drives of 2" plant mix asphalt on a crushed stone base. Marked parking areas.

DOORS & WINDOWS: Interior doors are solid core; windows are single-hung, slider type in aluminum frame.

EQUIPMENT: Some specialized equipment was present but was not considered in valuing the subject property. Included in this category are institutional kitchen equipment, stainless steel sinks, food preparation counters, ovens, stoves, dishwashers, walk-in coolers and freezers, exhaust fans and grease traps. Laundry equipment includes two domestic brand washers and two domestic dryers rated good in condition.

--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.

The Crenshaw Creek Rehabilitation Center, Lancaster, South Carolina
--------------------------------------------------------------------------------


The main kitchen is in the resident building. Kitchen equipment includes one Hobart dishwasher, one Hobart walk-in freezer, one Hobart walk-in cooler and one Vulcan range/oven rated good in condition. There are also kitchens in each apartment (4) and a rehabilitation training kitchen in the Administration/Therapy building. All are equipped with residential type stoves, refrigerators and dishwashers.

ROOM FURNISHINGS: Include a bed, night stand, chair and retractable privacy curtain.

WALKS & DRIVES: Walks are approximately 41" wide and constructed of 2 1/2" concrete.

LANDSCAPING: Rated good. The lawn is well established. There is a 20' x 30' concrete pool adjoining the Administration/Therapy building.


--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.

                                                          COST APPROACH TO VALUE
--------------------------------------------------------------------------------

The Crenshaw Creek Rehabilitation Center, Lancaster, South Carolina
--------------------------------------------------------------------------------



                             COST APPROACH TO VALUE

The Cost Approach is frequently a reliable indicator of a property's value. The Principle of Substitution dictates that The Crenshaw Creek Rehabilitation Center will be worth no more than the cost to reproduce improvements with equal utility on an equally desirable site. Conversely, in an active building market, most properties are usually worth at least as much as their cost to reproduce. Otherwise, developers would not be building comparable buildings.

The initial step in the Cost Approach was the estimation of land value. The appraiser next estimated the current construction costs to replace subject's building improvements. The appraiser also considered the possible existence of the three types of depreciation: Physical Deterioration, Functional Obsolescence, and External Obsolescence.

To estimate the actual construction cost of the improvements, the appraiser consulted with various contractors and architects familiar with this type construction. We also have personal knowledge of comparable structures which have been built and are familiar with their actual costs. Finally, we checked with Marshall and Swift Valuation Service to ascertain the current cost factors for this type construction in Lancaster.


--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.

The Crenshaw Creek Rehabilitation Center, Lancaster, South Carolina
--------------------------------------------------------------------------------



                                 Site Valuation

There are several methods which appraisers may use to estimate vacant land values. These methods include the direct sales comparison, allocation, land residual technique, direct capitalization of ground rent, and the land development method. The direct sales comparison method is based upon the principle of substitution. This is the best method whenever adequate quantities of verified comparable sales data is available. We have used both the direct sales comparison and allocation methods. For Office sites, the land residual or land development methods are not a reliable indicator of value.

Direct Sales Comparison

The direct sales comparison technique is based on the economic principle of substitution. This principle states the value of a property tends to be fixed by the costs of acquiring an equally desirable substitute property with the same or similar utility and physical characteristics. Comparisons are made between the property appraised and the sales of similar properties which have occurred in the marketplace. Typically, units of comparison are derived such as a sales price per square foot, sales price per front foot, or sales price per building unit. In the case of an apartment property, the economic indicator might be cost per apartment, whereas in the case of a nursing home, the unit of value would be cost per patient bed. The comparables are adjusted to reflect similarities and dissimilarities of each to the subject for such characteristics as location, time of sale, existing market conditions, and the physical characteristics of the property. The adjusted sales prices of the comparables then become an indication of value for the subject. In the case of the subject, we have looked to properties with similar zoning and land use which have sold within the Lancaster area.

The comparable sales utilized in this analysis are summarized in the land sales summary and the adjustment grid which follow this section. A complete description of the individual sales used is also included within this section.


--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.

The Crenshaw Creek Rehabilitation Center, Lancaster, South Carolina
--------------------------------------------------------------------------------



                                  LAND SALE #1

LOCATION:                                    U. S. Highway 521

DEED REFERENCE:                              Book U-12, Page 78

TAX PARCEL #:                                26-13.02

BUYER:                                       Mark L. Johnson

SELLER:                                      Melvin Graham

DATE OF SALE:                                01/20/95

SIZE:                                        13.39 Acres

ZONING:                                      GDM

TOPOGRAPHY:                                  Similar to subject (2% - 6% slope)

IMPROVEMENTS:                                Light Industrial/Office Building

UTILITIES:                                   Water, Electric, Cable, Gas

SALE PRICE:                                  $120,000

TERMS:                                       Cash

COST/UNIT:                                   $9,133/Acre

FRONTAGE:                                    Approximately 1,000 feet

VERIFICATION:                                Melvin Graham

COMMENTS:  This is about 1/4 mile north of the subject on the same side of the road.


--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.

The Crenshaw Creek Rehabilitation Center, Lancaster, South Carolina
--------------------------------------------------------------------------------



                                  LAND SALE #2

LOCATION:                                    U. S. Highway 521

DEED REFERENCE:                              Deed Book 14, Pg 27, Plat 97, Pg 21

TAX PARCEL #:                                8-61.03

BUYER:                                       Bill Howard

SELLER:                                      J. Walton Hill

DATE OF SALE:                                01/07/97

SIZE:                                        39.52 Acres

ZONING:                                      GDM

TOPOGRAPHY:                                  2% - 6% Slope

IMPROVEMENTS:                                Vacant

UTILITIES:                                   Same as Subject

SALE PRICE:                                  $593,400

TERMS:                                       Cash

COST/UNIT:                                   $15,015/Acre

FRONTAGE:                                    Approximately 30 FF

VERIFICATION:                                Zoning Official


COMMENTS:    This site has been cleared. According to the zoning officials, this will be some type of Highway Commercial Use. The site is approximately 12 miles north of the subject. The location is superior due to proximity to the Charlotte market. All other factors, excepting frontage but including size and shape, are similar to subject.

--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.

The Crenshaw Creek Rehabilitation Center, Lancaster, South Carolina
--------------------------------------------------------------------------------



                                  LAND SALE #3

LOCATION:                                    Doby's Bridge Rd & U.S. Hwy 521

DEED REFERENCE:                              Deed Book L-14, Page 16

TAX PARCEL #:                                13-23

BUYER:                                       Lancaster County School District

SELLER:                                      Ft. Williams Company

DATE OF SALE:                                11-12-96

SIZE:                                        50.187 Acres

ZONING:                                      GDM

TOPOGRAPHY:                                  2% - 6% grade

UTILITIES:                                   Same as Subject

SALE PRICE:                                  $225,000

TERMS:                                       Cash

COST/UNIT:                                   $4,483/Acre


FRONTAGE:                                    None on Hwy 521 - Site  borders
                                             existing  High School which fronts
                                             on U.S. Hwy. 521. The site also has
                                             approximately 1,400 FF on S. C.
                                             Hwy 160.

VERIFICATION:                                Superintendent

COMMENTS:    This site is currently undeveloped. Purchased for future
             expansion. It is a good example of an "off" Highway 521 sale.
             Note the significant cost/unit differential between this sale and Sale #2.

--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.

The Crenshaw Creek Rehabilitation Center, Lancaster, South Carolina
--------------------------------------------------------------------------------



                                  LAND SALE #4

LOCATION:                                    E. Rebound Road, West of Subject

TAX PARCEL #:                                26-15.06

BUYER:                                       Confidential

SELLER:                                      Confidential

DATE OF SALE:                                01/31/95

SIZE:                                        16.233 Acres

ZONING:                                      GDM

TOPOGRAPHY:                                  2% - 6% slope

UTILITIES:                                   Same as Subject

SALE PRICE:                                  $41,500

COST/UNIT:                                   $2,558/Acre

FRONTAGE:                                    None on Hwy 521

COMMENTS:    This is a long, narrow site to be used for residential. This site is just west of subject. This is another good example of the differential between price/unit for Hwy 521 frontage and "off" Hwy 521 price.

--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.

The Crenshaw Creek Rehabilitation Center, Lancaster, South Carolina
--------------------------------------------------------------------------------



                                  LAND SALE #5

LOCATION:                                    Off Marvin Road

DEED REFERENCE:                              Deed Book H-14, Page 94

TAX PARCEL #:                                8-34.02

BUYER:                                       Marvin Development Group II

DATE OF SALE:                                09/20/96

SIZE:                                        66.87 Acres

ZONING:                                      GDM

UTILITIES:                                   Same as Subject

SALE PRICE:                                  $401,220

COST/UNIT:                                   $6,000/Acre

FRONTAGE:                                    None on Hwy 521


--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.

                      LAND SALES SUMMARY & ADJUSTMENT GRID

-----------------------------------------------------------------------------------------------------------------------------------
Comparison #                                    Subject          No. 1          No. 2          No. 3           No.4          No. 5
Address                                      US Hwy 521     US Hwy 521     US Hwy 521            ERR   E Rebound Rd    Marvin/Hood
                                              Lancaster      Lancaster      Lancaster      Lancaster      Lancaster      Lancaster
                                                     SC             SC             SC             SC             SC             SC
-----------------------------------------------------------------------------------------------------------------------------------
           SITE DATA

Size (SF)                                     1,913,155        572,335      1,721,491      2,186,146        706,674      2,912,857
Size (Acres)                                      43.92          13.14          39.52          50.19          16.22          66.87
                Frontage/Visability            500/good      1069/good        30/good      none/fair      none/poor      none/poor
Zoning                                             None            GDM            GDM            GDM            GDM            GDM
Topography                                        Level          Rough          Level          Level          Level          Level
Utilities                                 H20, Elec,Gas  H20, Elec,Gas  H20, Elec,Gas  H20, Elec,Gas  H20, Elec,Gas  H20, Elec,Gas

           SALE DATA

Reported Sale Price                                           $120,000       $593,400       $225,000        $41,500       $401,220
Sale Price / SF                                   $0.00          $0.21          $0.34          $0.10          $0.06          $0.14
Sale Price / Acre                                    $0         $9,133        $15,015         $4,483         $2,558         $6,000
Transaction Type                                   ----         Closed             30         Closed         Closed         Closed
Rights Conveyed                                    ----     Fee Simple     Fee Simple     Fee Simple     Fee Simple     Fee Simple
Financing Terms                                    ----           Cash           Cash           Cash           Cash           Cash
                     adjustment                    ----           ----           ----           ----           ----           ----
Condition of Sale                                  ----          Arm's          Arm's          Arm's          Arm's          Arm's
                                                                Length         Length         Length         Length         Length
                                                                  ----           ----           ----           ----           ----
Recorded Sale Date                                 ----           1/95           1/97          11/96           1/95           9/96
                     adjustment                    ----           ----           ----           ----           ----           ----
Location                                           ----        Similar       Superior        Similar       Inferior     Comparable
                     adjustment                    ----           ----           -50%           ----           -50%           ----
Size                                               ----        Smaller        Similar        Similar        Smaller        Similar
                     adjustment                    ----           -20%           ----           ----           -10%           ----
Zoning                                             ----        Similar        Similar        Similar        Similar        Similar
                     adjustment                    ----           ----           ----           ----           ----           ----
Topography                                         ----       Inferior        Similar        Similar        Similar        Similar
                     adjustment                    ----             5%           ----           ----           ----           ----
                Frontage/Visability                ----       Superior       Inferior       Inferior        Similar        Similar
                     adjustment                    ----           -40%            10%            10%           ----           ----
Utilities                                          ----        Similar        Similar        Similar        Similar        Similar
                     adjustment                    ----           ----           ----           ----           ----           ----
                                   Adjstd Price / Sq Ft          $0.11          $0.19          $0.11          $0.08          $0.14
                                      Avg Price / Sq Ft          $0.13
                                    Adjstd Price / Acre         $4,603         $8,258         $4,932         $3,453         $6,000
                                       Avg Price / Acre         $5,449
-----------------------------------------------------------------------------------------------------------------------------------

The Crenshaw Creek Rehabilitation Center, Lancaster, South Carolina
--------------------------------------------------------------------------------



Reconciliation of Comparable Sales

The comparables have already been adjusted to the subject in respect to location, size, zoning, topography, comer influence, and utilities. The unadjusted sales prices range from $2,558 to $15,015 per acre. After the adjustments, the comparables form a tighter range of $3,453 to $8,258 per acre. The average adjusted price per acre was $5,449. Typically, the comparables which have the least adjustments are most representative of the subject. Accordingly, it is our opinion that the subject 43.92 acres site has a market value of $240,000 or $5,464 per acre.

SITE VALUE                                                             $240,000
                                                                       --------
                                                                       --------


--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.

The Crenshaw Creek Rehabilitation Center, Lancaster, South Carolina
--------------------------------------------------------------------------------



                                 Building Costs

This appraisal firm compiles construction cost data on new and proposed facilities throughout the United States. The hard construction costs vary considerable depending upon geographical location and quality of improvements. To estimate the Replacement Cost of The Crenshaw Creek Rehabilitation Center, the appraiser utilized the Segregated Cost Method of cost estimating. This method is designed to give separate consideration to all the major construction components of a building. Many parts of a building, such as floor, ceiling and lighting, increase in cost directly as the floor area of the building increases. Other building costs vary with relation to parameters other than the floor area. However, most costs can be related to floor area, wall area, roof area, or sometimes an individual count of unit installations.

To facilitate the application of these individualized costs, they are grouped so that all costs related to floor area can be added together and applied to the total floor area, all wall area costs can be added together and applied to the wall area, and all roof costs can be applied to the ground floor or roof area.

The appraiser utilized the Marshall and Swift Valuation Service, which is the most widely recognized cost estimating manual in the world. This manual separates each type of building by occupancy, type of construction, and quality. It also makes adjustments for current cost factors on a monthly update basis.

Using the Marshall and Swift Valuation Service, the appraiser selected the particular construction characteristics of The Crenshaw Creek Rehabilitation Center building improvements and selected the appropriate quantity cost factors and adjustments.

Using the computer program, a Replacement Cost New of subject's building improvements as well as individual estimates of depreciation for each component item were developed. The computer calculations included all Direct Costs. The Marshall and Swift Valuation Service includes

--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.

The Crenshaw Creek Rehabilitation Center, Lancaster, South Carolina
--------------------------------------------------------------------------------


architectural fees, loan interest and some other minor Indirect Costs. It specifically excludes some of the costs of doing business, or Indirect Costs, which we have estimated as follows:

  Taxes                                                              0.4%
  Marketing                                                          0.4%
  Loan Points and Fees                                               2.0%
  Legal                                                              0.5%
  Accounting                                                         0.2%
                                                                     ----
  Total Indirect Costs                                               3.5%


Our estimate of Indirect Costs were based on a percentage of Total Cost-New (depreciated at the same rate as the building improvements). The Total Cost-New includes not only Direct Cost of construction, as developed by the Marshall and Swift Valuation Service, but also the cost of land.

Our on-site inspection of The Crenshaw Creek Rehabilitation Center did not reveal any obvious Physical Deterioration-Curable (deferred maintenance). Overall, the property appeared to be well maintained and only normal maintenance situations were observed. The subject building improvements undoubtedly contain some functional and/or external obsolescence. The buildings contain, to some extent, Special Purpose improvements. Medical buildings generally contain an excess of electrical and plumbing not found in general purpose buildings. A potential user may not be able or willing to work with the specific office layouts or the room configuration in the residential buildings. Therefore, a potential buyer would probably make some discount in price to reflect the inefficiency of the room layout and excess finish work found in the subject buildings. Additionally, there is probably not a strong demand for medical type users in this specific location. The subject property lies outside the community of Lancaster and at least an hour's drive outside the medical area of Charlotte, North Carolina. The most probable user of this facility would be someone desiring general office/light industrial utilization. How much the typical buyer would discount the property would depend upon his specific situation. Therefore, there is no way to accurately measure functional and/or external obsolescence of this specific property in this specific location. After reviewing the experience of other sellers of Special Purpose Properties in our Sales Comparison

--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.

The Crenshaw Creek Rehabilitation Center, Lancaster, South Carolina
--------------------------------------------------------------------------------


Approach, we have made a judgement that the combination of functional obsolescence and external obsolescence in the subject property is approximately 75%. It is our opinion that the probability of obtaining a purchaser/user of the subject property who will allocate considerable value to the building shell without making substantial discount for functional and/or external obsolescence is considered to be only fair to poor.


--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.

The Crenshaw Creek Rehabilitation Center, Lancaster, South Carolina
--------------------------------------------------------------------------------



SECTION 1:

OCCUPANCY: OFFICE BUILDING

CLASS: D Frame                                 COST RANK: 3.5 Above Average/High
EFFECTIVE AGE: 9 YEARS                         CONDITION: 3.5 Good
NUMBER OF STORIES: 1.0                         AVERAGE STORY HEIGHT: 10.0
FLOOR AREA: 18,500 Sq. Ft.                     COST AS OF: 3/97

-------------------------------------------------------------------------     REPLACEMENT COST
COMPONENT                                        UNITS         COST           NEW         DEPR
----------------------------------------------------------------------------------------------
FOUNDATION:
   Concrete, Bearing walls ...............      18,500         1.85        34,225        8,556
FRAME:
   Wood, Mill Type .......................      18,500         4.09        75,665       18,916
FLOOR STRUCTURE:
   Concrete on Ground ....................      18,500         3.08        56,980       14,245
FLOOR COVER:
   Carpet and Pad ........................       7,400         4.00        29,600        7,400
   Tile, Ceramic .........................         925         9.20         8,510        2,127
   Vinyl Composition Tile ................      10,175         1.66        16,890        4,222
SUBTOTAL..................................                                 55,000       13,749
CEILING:
   Gypsum Board, Taped & Paint ...........      18,500         1.28        23,680        5,920
   Ceiling Insulation ....................      18,500         0.64        11,840        2,960
SUBTOTAL..................................                                 35,520        8,880
INTERIOR CONSTRUCTION:
   Interior Construction, Framed..........      18,500        18.12       335,220       83,805
PLUMBING:
   Plumbing ..............................      18,500         5.93       109,705       27,426
HEATING AND COOLING:
   Heat Pump .............................      16,650         8.06       134,199       33,550
ELECTRICAL:
   Electrical ............................      18,500        10.13       187,405       46,851
   Standby Generator,Diesel ..............         100          326        32,600        8,150
SUBTOTAL..................................                                220,005       55,001
EXTERIOR WALL:
   Face Brick Veneer .....................      12,950        16.59       214,840       53,710
   Insulation ............................      12,950         0.54         6,993        1,748
SUBTOTAL..................................                                221,833       55,458
ROOF STRUCTURE:
Wood Joists, Composition Deck.............      18,500         4.53        83,805       20,951
ROOF COVER:
Composition Shingle ......................      18,500         1.51        27,935        6,984
----------------------------------------------------------------------------------------------
TOTAL ....................................                              1,390,092      347,521
ARCHITECT'S FEES .........................         6.7%                    93,831       23,458
----------------------------------------------------------------------------------------------
REPLACEMENT COST NEW .....................      18,500        80.21     1,483,923
DEPRECIATION .............................       (75.0%)               (1,112,944)
DEPRECIATED COST .........................                                             370,979
----------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.

The Crenshaw Creek Rehabilitation Center, Lancaster, South Carolina
--------------------------------------------------------------------------------



SECTION 2:
OCCUPANCY: APARTMENT

CLASS: D Frame                                 COST RANK: 3.5 Above Average/High
EFFECTIVE AGE: 9 YEARS                         CONDITION: 3.5 Good
NUMBER OF STORIES: 1.0                         AVERAGE STORY HEIGHT: 10.0
FLOOR AREA: 18,500 Sq. Ft.                     COST AS OF: 3/97

-------------------------------------------------------------------------     REPLACEMENT COST
COMPONENT                                        UNITS         COST           NEW         DEPR
----------------------------------------------------------------------------------------------
EXCAVATION & SITE PREPARATION:
   Site Preparation ......................      18,750         0.21         3,937          984
FRAME:
   Wood, Mill Type .......................      18,750         3.71        69,562       17,390
FLOOR STRUCTURE:
   Concrete on Ground ....................      18,750         2.92        54,750       13,687
FLOOR COVER:
   Carpet and Pad ........................       9,375         3.39        31,781        7,945
   Tile, Ceramic .........................         937         8.57         8,034        2,008
   Vinyl Composition .....................       8,437         1.57        13,247        3,312
SUBTOTAL .................................                                 53,062       13,265
CEILING:
   Gypsum Board, Taped & Paint ...........      18,750         1.24        23,250        5,812
   Ceiling Insulation ....................      18,750         0.70        13,125        3,281
SUBTOTAL..................................                                 36,375        9,093
INTERIOR CONSTRUCTION:
   Interior Construction, Framed..........      18,750        13.15       246,562       61,640
PLUMBING:
   Plumbing ..............................      18,750         5.99       112,312       28,078
FIRE PROTECTION:
   Sprinklers ............................      14,000         2.28        31,920        7,980
HEATING AND COOLING:
   Heat Pump .............................       7,500         5.93        44,475       11,119
   Window Heat Pump ......................          11        1,366        15,026        3,756
SUBTOTAL..................................                                 59,501       14,875
ELECTRICAL:
   Electrical ............................      18,750         4.92        92,250       23,062
EXTERIOR WALL:
   Face Brick Veneer .....................      13,125        15.43       202,519       50,630
   Insulation ............................      13,125         0.51         6,694        1,673
SUBTOTAL..................................                                209,213       52,303
ROOF STRUCTURE:
   Wood Joists, Composition Deck. ........      18,750         4.22        79,125       19,781
ROOF COVER:
   Composition Shingle ...................      18,750         1.39        26,062        6,515
SUBTOTAL SUPERSTRUCTURE ..................      18,750        57.31     1,074,631      268,653


--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.

The Crenshaw Creek Rehabilitation Center, Lancaster, South Carolina
--------------------------------------------------------------------------------


YARD IMPROVEMENTS:
   Paving, Asphalt........................     120,000         2.02       242,400       60,600
-----------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------
TOTAL ....................................                              1,317,031      329,253
ARCHITECT'S FEES .........................         6.9%                    90,656       22,664
-----------------------------------------------------------------------------------------------
REPLACEMENT COST NEW......................      18,750        75.08     1,407,687
DEPRECIATION .............................      (75. 0%)               (1,055,770)
DEPRECIATED COST..........................                                             351,917



SUMMARY                                                            TOTAL COST NEW         DEPR
-----------------------------------------------------------------------------------------------
1: OFFICE BUILDING                                                      1,483,923      370,979
2: APARTMENT                                                            1,407,687      351,917
TOTAL COST................................                              2,891,610      722,896
-----------------------------------------------------------------------------------------------
ROUNDED TO NEAREST                    $100                              2,891,600      722,900
Cost Data by MARSHALL & SWIFT


--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.

The Crenshaw Creek Rehabilitation Center, Lancaster, South Carolina
--------------------------------------------------------------------------------



                            SUMMARY OF COST APPROACH

Bldg.Improvements-Replacement Cost                                     $2,891,600
Indirect Costs                                                           $109,606
                                                                       ----------
Total Costs:                                                           $3,001,206

Less Depreciation (@75%):                                              $2,250.905
                                                                       ----------
  Depreciated Value                                                      $750,302
Land Value                                                               $240,000
                                                                       ----------
Market Value--Real Estate                                                $990,302

Add Furniture, Fixtures, Equipment                            $0
Less Depreciation                                              0
                                                      ----------
Depreciated Value of FF&E                                                     $ 0
                                                                       ----------

MARKET VALUE OF REAL & PERSONAL

PROPERTY By Cost Approach -- "As Is"                                     $990,302
                                                             (R)         $990,000
                                                                       ----------



--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.

The Crenshaw Creek Rehabilitation Center, Lancaster, South Carolina
--------------------------------------------------------------------------------









                     INCOME CAPITALIZATION APPROACH TO VALUE
--------------------------------------------------------------------------------









--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.

The Crenshaw Creek Rehabilitation Center, Lancaster, South Carolina
--------------------------------------------------------------------------------



                     INCOME CAPITALIZATION APPROACH TO VALUE



To estimate the Market Value of The Crenshaw Creek Rehabilitation Center through the Income Capitalization Approach, the appraiser attempted to project the income the subject might generate by a lease to other healthcare and non-healthcare users.

A major underlying premise of the Income Capitalization Approach holds that the subject property can be rented. This premise assumes a viable rental market sufficient to develop rates of: (1) rental, (2) occupancy, (3) expenses and (4) capitalization. We were unable to develop sufficient data to process a convincing Income Approach to Value. The absence of sufficient data to develop an Income Approach suggests the buyers for this type property are users rather than investors seeking an income stream. This tends to invalidate the use of the Income Approach for this appraisal. Both the lack of market rental data and the available sales data on this type property suggest that the most likely purchaser will be an owner/occupant not an investor buying for income. It was not deemed helpful to develop and analyze rental data in great detail. However as a check against the other two approaches to value, an overview of rental possibilities and alternatives was considered to see what return and capitalized value might be expected if in fact an investor/purchaser could be found. In attempting an Income Capitalization Analysis, this appraiser considered the leasability of subject property to:

          -    Similar Residential Healthcare Tenants
          -    Alternative Medical Non-residential User/Lessees
          -    Alternative Non-medical Institutional Users
          -    General Office/Retail Users


--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.

The Crenshaw Creek Rehabilitation Center, Lancaster, South Carolina
--------------------------------------------------------------------------------



Alternatives by type included:

1.       Similar Healthcare Residential Use:
         a.       Nursing Home
         b.       Rest Home
         c.       Assisted Living Facility
         d.       Head Trauma
         e.       Drug/Chemical Rehab
         f.       Group Home

2.       Alternative Health Care, Non-residential Use
         a.       Kidney Dialysis
         b.       Outpatient Services
         c.       Adult Care
         d.       Medical Office
         e.       Mental Health

3.       Alternative Non-Medical Institutional Use
         a.       Correctional Facility
         b.       Corporate Retreat
         4.       General Real Property Use
         a.       Office
         b.       Retail

The subject property has limited leasability as a nursing home, assisted living facility, or rest home for several reasons. It is configured in several buildings which makes a nursing home operation quite inefficient. The square feet per bed in a nursing home is also much lower (avg nursing home = 300 SF Per
Bed) than in the subject (approximately 1000 SF Per Bed). Furthermore the rental paid per bed or per square foot for a nursing home is determined mostly from the economics of the nursing home operation, making each facility unique and distorting any comparison.

--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.

The Crenshaw Creek Rehabilitation Center, Lancaster, South Carolina
--------------------------------------------------------------------------------


The possibility of leasing the subject to another operator of head trauma rehab facilities is probably impractical. We did not consult other operators in the interest of confidentiality. However, the present lessee is one of the best operators of this type. One must assume that if they cannot make the head trauma rehab business work in this facility, any other operator would have similar problems. The problems in the head trauma industry and the rehab industry generally evolve from tightening up of HMO's and other managed care operations. These same problems are also a concern for drug/chemical rehab operations and all other rehab operators. Therefore, most operators of this type are not seeking to expand and certainly not into marginal markets or locations where other medical operators have had difficulty. When they do, the rent is dictated by the business potential of the specific operation in that specific location. Comparisons of other special use rehab buildings in other locations were of little assistance in establishing fair market rental for the subject in.

There is some potential for leasing the subject to some type of group home operator, i.e., homes for troubled teens, halfway houses, mentally retarded, etc. This is an expanding market. However, the rentals paid by this type operation are dictated by politics, altruism, and the construction cost of the facility, rather than by market competition. Therefore, analysis of this type rental is of limited use in attempting to establish a fair market rental for the subject in Lancaster.

In looking at alternative healthcare in non-residential settings, we did find that there has been considerable expansion of this type service. Those uses most often encountered include kidney dialysis, outpatient services, adult care, medical offices and mental health services. However, as in residential healthcare operations, we found that rentals were not determined by market competitive factors. Most often they were a function of the cost of the special use property and the rent necessary to service the debt.

There is some market for the subject for rental to an alternative non-medical institutional user such as a correctional facility. The privatization of the penal system is a slowly evolving phenomena but certainly a trend. However, the instances are scarce and riddled with politics making comparison of rentals useless. The other non medical use would be for a corporate retreat. While there are buyers for this type use, they generally require an even more remote site than subject's and are bought by

--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.

The Crenshaw Creek Rehabilitation Center, Lancaster, South Carolina
--------------------------------------------------------------------------------


owner/occupants not for investment. We do feel there is some potential for selling the subject as an owner/occupant corporate retreat -- but not much as a rental corporate retreat.

Some properties like subject have been purchased for conversion to general office or retail use. The rentals here are usually dictated by market forces as there are other alternatives available.

The subject probably has very poor potential for acquisition by an investor intending to rent out for retail use. Its location is too far outside of the commercial area. The subject probably has only fair potential for rental for office use. Its location on a major thoroughfare has excellent visibility and access, however the location is simply too early in the development stage. It is possible that a company from Charlotte could be convinced to move here, but it would have to be for a very attractive rental. Office properties with poor location within a 30 minute drive of the Charlotte City Limits are currently bringing $2.00 to $3.00 per square foot on a net net net basis. The subject might then be expected to have a theoretical potential to develop net income of $93,125 (37,250 sf x $2.50). Utilizing a capitalization rate of 10% would suggest a value by the Income Capitalization Approach of:

                                             CAPITALIZATION
         NET INCOME       DIVIDED BY              RATE             =         VALUE
         ----------                          --------------                  -----
          $93,125         DIVIDED BY               10%             =       $930,000



--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.

The Crenshaw Creek Rehabilitation Center, Lancaster, South Carolina
--------------------------------------------------------------------------------









                      SALES COMPARISON APPROACH TO VALUE
--------------------------------------------------------------------------------









--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.

The Crenshaw Creek Rehabilitation Center, Lancaster, South Carolina
--------------------------------------------------------------------------------


                       SALES COMPARISON APPROACH TO VALUE



The sales comparison approach is defined as "a set of procedures in which an appraiser derives a value indication by comparing the property being appraised to similar properties that have been sold recently, applying appropriate units of comparison, and making adjustments, based on the elements of comparison, to the sales prices of the comparables. " (This information taken from The Dictionary of Real Estate Appraisal, American Institute of Real Estate Appraisers, second edition.)

In this approach, the market value of the subject is estimated by comparing it to similar properties that have sold recently. This approach is predicated on the direct relationship between subject property's market value and the sale prices of comparable properties.

The accurate application of this approach is based, in part, on the choice of an appropriate unit of comparison, as shown on the summary grid. The income multiplier was not considered appropriate as the potential buyers for this type property come from several dissimilar industries with different income characteristics. The physical indicators included sales price per revenue-generating unit (beds) and sales price per square foot of building area. Both the sales price per bed and per square foot were considered appropriate with the price per square foot viewed as having the highest correlation to market value. The appraiser researched sales of Special Purpose medical use buildings that have re-sold for a different use. The following section presents information on the sales analysis of comparables for an indicated value of the subject property.


--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.

                                    SALE DATA

Date of Sale:                              DEC 92

Grantor:                                   City of Peabody

Grantee:                                   Lahey Clinic

Sale price:                                $2800000

Financing:                                 Cash to seller.


                                   INDICATIONS

Price/Unit (Apt/Bed)                       $47458

EGIM:                                      0.19

Overall Rate:                              -1.1670

Comments:  Inc/Exp adjusted YE 1991; Purchased for conversion to rehab hospital.

                                    [picture]




                                  PROPERTY DATA


Name/Location:                           Josiah B. Thomas Hospital
                                         15 King Street
                                         Peabody, MA

Level of Care:                           HOSP

Number of Units:                         59

Occupancy:                               0.76

Effective Gross Income:                  $15016254

Expenses:                                $18283314

Net Income:                              -$3267060

                                   SALE DATA


Date of Sale:                              OCT 93

Grantor:                                   Koala North Carolina, Inc.

Grantee:                                   J. Chapman and F. Blackwell

Sale price:                                $640000

Financing:                                 All cash.


                                  INDICATIONS


Price/Unit (Apt/Bed)                       $15238

Price/S.F.:                                $28 s.f.

Comments:     Opened in '86, closed in '92; Purchased for conversion to ALF;
              Of the 9.17 acre site, 6.42 is considered undevelopable; all equipment is included.

                              IMPROVED SALE #95076




                                    [picture]




                                  PROPERTY DATA


Name/Location:                           Chaps Koala Center
                                         5010 Alston Avenue
                                         Durham, NC

Level of Care:                           REHAB

Improvements/Condition:                  1-story, steel frame, vinyl
                                         siding in good condition.

Age:                                     1986

Number of Units:                         42

Gross Building Area:                     22813 s.f.

S.F./Unit:                               543 s.f.

                                    SALE DATA


Date of Sale:                            MAY 92

Grantor:                                 Comprehensive Addiction Prog.

Grantee:                                 Peter C. Kern

Sale price:                              $850000

Financing:                               Cash to seller; conventional financing.


                                   INDICATIONS


Price/Unit (Apt/Bed)                     $14167

Price/S.F.:                              $19 s.f.

Comments:     Purchased vacant w/ no license to renovate into an ALF; TX has not required CON since 1985; all utilities and on- site septic.

                              IMPROVED SALE #95075




                                    [picture]




                                  PROPERTY DATA


Name/Location:                           Melbourne Hotel & Conference Ctr.
                                         4611 Bee Caves
                                         Road Austin, TX

Level of Care:                           Hotel

Improvements/Condition:                  Class D, wood frame w/ masonry interior
                                         walls in average condition.

Age:                                     1985

Number of Units:                         60

Gross Building Area:                     44000 s.f.

S.F./Unit:                               733 s.f.

                                    SALE DATA


Date of Sale:                            OCT 91

Grantor:                                 Comprehensive Addiction Prog.

Grantee:                                 West Star Dev. Co.

Sale price:                              $900000

Financing:                               Cash; conventional loan


                                   INDICATIONS


Price/Unit (Apt/Bed)                     $15000

Price/S.F.:                              $56 s.f.

Comments:     25 semi-pvt with F/B; State of FL does not require CON for substance abuse facility; purchased vacant with intent to renovate at cost of $600Kfor use as medical office bldg. W/lab, X-ray and short procedure surgery.

                              IMPROVED SALE #95074




                                    [picture]




                                  PROPERTY DATA


Name/Location:                           Capitol Medical Center
                                         2711 Capitol Med. Ctr. Blvd.
                                         Tallahassee, FL

Level of Care:                           REHAB

Improvements/Condition:                  Class D, metal frame, 1-story in
                                         average condition.

Age:                                     1989

Number of Units:                         60

Gross Building Area:                     16000 s.f.

S.F./Unit:                               267 s.f.

                                    SALE DATA


Date of Sale:                            SEP 94

Grantor:                                 New Orleans Health Care

Grantee:                                 Prestige Care, L.L.C.

Sale price:                              $6503473

Financing:                               $1,534,723 cash; Note for $,968,750
                                         at 8.5%.


                                   INDICATIONS


Price/Unit (Apt/Bed)                     $30390

Price/S.F.:                              $69 s.f.

Comments:     Sale at RTC sealed bid auction; grantee proposed to partially convert to adoles- cent psyc facility.

                               IMPROVED SALE #1778




                                    [picture]




                                  PROPERTY DATA


Name/Location:                           Ferncrest Manor Nursing Home
                                         14500 Hayne Blvd.
                                         New Orleans, LA

Level of Care:                           NH

Improvements/Condition:                  1-story, masonry in good condition.

Age:                                     1987

Number of Units:                         214

Gross Building Area:                     94840 s.f.

S.F./Unit:                               443 s.f.

Occupancy:                               0.61

                                    SALE DATA


Date of Sale:                            JUL 90

Grantor:                                 Town of Danvers

Grantee:                                 Beverly Hospital
                                         Corp.

Sale price:                              $3000000

Financing:                               Cash.


                                   INDICATIONS


Price/Unit (Apt/Bed)                     $25000

EGIM:                                    $25 s.f.

Comments:     Sold with all FF&E; After sale 50% was converted to outpatient, day surgery, Phys. & Occ. Therapy and EMER room at cost of $322K.
              Remainderconverted to SNF licensed for 60 beds; Conversion cost was $950K with $200K for F&F; Plus $350K to repair roof, parking and other maint.

                              IMPROVED SALE #95078




                                    [picture]




                                  PROPERTY DATA


Name/Location:                           Hunt Hospital
                                         75 Lindall Street
                                         Danvers, MA

Level of Care:                           HOSP

Number of Units:                         120

Gross Building Area:                     120000 s.f.0

S.F./Unit:                               1000 s.f.

                          SALES COMPARISON SUMMARY GRID

----------------------------------------------------------------------------------------------------------------------------------
Comp #                               SUBJECT          # 95074          # 95075    # 95076      # 95077       # 95078         #1778
Name                                Crenshaw    Bowling Green    Bowling Green      Chaps     Joseph B          Hunt     Ferncrest
                                       Creek    of Tallahassee    of the Hills      Koala   Thomas Hsp      Hospital         Manor
City                               Lancaster       Tallahassee          Austin     Durham      Peabody       Danvers   New Orleans
State                                     SC                FL              TX         NC           MA            MA            LA
----------------------------------------------------------------------------------------------------------------------------------
              PROPERTY DATA
Year Built                              1988             1989             1985       1986          N/A           N/A          1987
# Beds                                    36               50               60         42           59           120           214
GBA (sf)                              37,250           16,000           44,000     22,812       40,474       120,000        94,840
SF Per Bed/Apt                          1035              320              733        543          686          1000           443


                SALE DATA

Date of Sale                                            10/91             5/92      10/93        12/92          7/90          9/94
Sale Price                                           $900,000         $850,000   $640,000   $2,800,000    $3,000,000    $6,503,000
Price / Bed                                           $18,000          $14,167    $15,238      $47,458       $25,000       $30,388
Price / SF                                             $56.25           $19.32     $28.06       $69.18        $25.00        $68.57

         CUMULATIVE ADJUSTMENTS
Rights Conveyed                                            0%               0%         0%           0%            0%            0%
Adjusted Price                                        $18,000          $14,167    $15,238      $47,458       $25,000       $30,388
                                                          $56              $19        $28          $69           $25           $69
Financing Terms                                            0%               0%         0%           0%            0%            0%
      Adjusted Price                                  $18,000          $14,167    $15,238      $47,458       $25,000       $30,388
                                                          $56              $19        $28          $69           $25           $69
Conditions of Sale                                         0%               0%         0%           0%            0%            0%
      Adjusted Price                                  $18,000          $14,167    $15,238      $47,458       $25,000       $30,388
                                                          $56              $19        $28          $69           $25           $69
Market Conditions                                         17%              15%        11%          14%           21%            8%
      Adjusted Price                                  $20,970          $16,292    $16,838      $53,864       $30,250       $32,895
                                                          $66              $22        $31          $79           $30           $74
       NON-CUMULATIVE ADJUSTMENTS
Physical Characteristics:                                 15%              15%        15%         -25%            0%          -35%
Location                                                 -25%             -15%       -15%         -40%          -40%          -15%
Economic Factors                                           0%               0%         0%           0%            0%            0%
       NON-CUMULATIVE ADJUSTMENTS                        -10%               0%         0%          -65          -40%          -50%
ADJUSTED VALUE INDICATORS
Sale Price/Bed                                        $18,873          $16,292    $16,838      $18,853       $18,150       $16,447
Sale Price/SF                                             $59              $22        $31          $27           $18           $37
Average Sale Price/Bed                                $17,575
Average Sale Price/SF                                     $32

                                     [graph]

                                     [graph]

The Crenshaw Creek Rehabilitation Center, Lancaster, South Carolina
-------------------------------------------------------------------------------

                      COMPARISON OF COMPARABLES TO SUBJECT

In our final and most detailed analysis and comparison to subject, the appraiser selected comparable sales with the highest combination of important similar characteristics. The sales selected were all special use medical facilities that were sold for a different use than that of the previous tenant.

                           Explanation of Adjustments

All sales are of Special Purpose medical buildings. Each sale has been adjusted for differences, both economic and physical, in relation to the subject. Following is a discussion of each characteristic of the property with an explanation of the adjustments made to each comparable sale.

Cumulative Adjustments

"Cumulative Adjustments" were applied to the sales prior to other adjustments in order to reconcile the sales prices for intangible occurrences which could alter the sales prices. Additional noncumulative adjustments for physical and locational considerations are analyzed thereafter. Cumulative adjustments considered included:

         Property Rights Conveyed

         This adjustment is for sales which had rights conveyed differently than the subject's. Each sale involved the fee simple estate with no adjustment required.

         Financing

         No adjustment is applied for financing, as all sales are reported to be cash to seller or cash equivalent transactions. We are not aware of atypical financing that would require an adjustment for cash equivalency.

         Conditions of Sale

         No adjustments were considered necessary to reflect any special conditions or terms of sale.


--------------------------------------------------------------------------------
HeahthCare Property Appraisers of America, Inc.

The Crenshaw Creek Rehabilitation Center, Lancaster, South Carolina
--------------------------------------------------------------------------------


         Market Conditions (Date of Sale)

         Adjustments for recorded sales date, or time, is reflective of differences in the market at different times. An upward adjustment of approximately 3% annually was made to the comparables sale prices.

Non-Cumulative Adjustments

         Location

         Locational adjustments reflect the difference in value attributed to a property's specific location. The subject's remote rural location required a downward adjustment to all comps.

         Quality/Design

         This adjustment reflects physical differences of specific properties for varying qualities of building materials, layout, building finish, etc.

         Condition/Age

         Many older facilities receive renovations and on going maintenance due to market expectations. However, their appeal to the market is less than newer facilities. In addition, newer facilities are generally more efficient to operate, thus increasing profit.

         Average Square Footage Per Bed

         The comparables presented a range of 320 s.f. to 1,000 s.f. per bed. The subject, at 1,035 s.f., is at the upper end of the range. The area per bed is an indication of the existence, or at least the potential, for better support areas which can positively affect profitability.

                               Sales Price Per Bed

HealthCare Property Appraisers maintains a nationwide data bank on long term health care facilities, which currently includes sales of over 1,200 facilities. Facilities which are of good quality and functionally sound with a viable economic use are selling on a nationwide basis for approximately $25,000 to $50,000 per bed. The higher quality facilities with strong economics (or homes which show unusual profit potential), are generally sold for $45,000 to $75,000 per bed. Facilities being sold for shell value can sometimes bring only $10,000 to $12,000 per bed.


--------------------------------------------------------------------------------
HeahthCare Property Appraisers of America, Inc.

The Crenshaw Creek Rehabilitation Center, Lancaster, South Carolina
--------------------------------------------------------------------------------

The comparables selected for close analysis were all properties sold for an alternative use. They have an unadjusted sales price per bed range from $14,167 to $47,458 with an average of $25,042. The factors which affect the sales price per bed include unit mix, number of residents per room, project amenities, and average area per bed. Typically, a property which has a larger average area per bed will sell at a higher unit price.

After adjusting the comparables to the subject using the net income differential multiplier, the sales price per bed formed a range of $16,292 to $18,873 with an average of $17,575. Giving further consideration to subject's average bed area and other physical characteristics, the value range on a per bed basis is estimated at $17,000 to $18,000. Applying this range to the subject's 36 indicates a value range of $612,000 to $648,000.

             BEDS                  X              SALE PRICE PER BED               =           INDICATED VALUE
             ----                                 ------------------                           ---------------
              36                   X              $17,000 to $18,000               =        $612,000 to $648,000

                           Sales Price Per Square Foot

The unadjusted comparables formed a sales price range from $19 to $69 per square foot with an average of $44. An inverse relationship usually exists between the sales price per square foot and the average area per bed, assuming all amenities and services are similar. A smaller unit usually generates more income on a per square foot basis than a larger unit. This is reflective of the staffing costs as, typically, the per resident day costs are not directly influenced by the unit size. After adjustments, the comparables formed a sales price per square foot range of $18 to $59 with an average of $32.

Considering the subject's functional utility, area per resident, quality and condition, we believe a value range of $30 to $35 per square foot to be indicated. Applying the unit values to the subject's 37,250 of gross building area indicates a value range of $1,117,500 to $1,303,750.

--------------------------------------------------------------------------------
HeahthCare Property Appraisers of America, Inc.

The Crenshaw Creek Rehabilitation Center, Lancaster, South Carolina
--------------------------------------------------------------------------------


        BUILDING SIZE              X              SALE PRICE PER SF             X               INDICATED VALUE
        -------------                             -----------------                             ---------------
           37,250                  X                 $30 to $35                 X          $1,117,500 to $1,303,750

                  Reconciliation of Sales Comparison Indicators

The value ranges developed by both of the physical indicators are summarized below:


INDICATORS OF VALUE                                                                  VALUE RANGE
SALES PRICE PER BED                                                              $612,000 to $648,000
SALES PRICE PER SQUARE FOOT                                                    $1,117,500 to $1,303,750

The sales price per bed tends to be a good indicator if the comparables have similar rates, per patient day occupancy, and self pay ratios. Due to the uniqueness of each of the comparables, the price per bed is not considered to be a strong indicator. The sales price per square foot is considered a stronger indicator. The typical buyer for this building will most likely be analyzing it from the standpoint of useful building area rather than the number of beds. Giving consideration to current market conditions and the subject's physical characteristics, the sales comparison approach suggests a narrower range of $950,000 to $1,300,000.

The Sales Comparison Approach has been used to provide a value range. Differences in location and many other variables make a precise comparison between the comparable sales and the subject property extremely difficult.

--------------------------------------------------------------------------------
HeahthCare Property Appraisers of America, Inc.

The Crenshaw Creek Rehabilitation Center, Lancaster, South Carolina
--------------------------------------------------------------------------------

                                     Summary

The validity of the Sales Comparison Approach depends upon whether a buyer can be found who would be willing to pay some amount for the building improvements. In our opinion, the chance of that happening are not very good for the immediate future. The reconciled market value range indicated by the Sales Comparison
Approach:

                             $950,000 to $1,300,000


--------------------------------------------------------------------------------
HeahthCare Property Appraisers of America, Inc.

The Crenshaw Creek Rehabilitation Center, Lancaster, South Carolina
--------------------------------------------------------------------------------

                     RECONCILIATION AND FINAL VALUE ESTIMATE



INDICATED VALUE BY                                 $990,000
     COST APPROACH

INDICATED VALUE BY                                 $930,000
     INCOME APPROACH


INDICATED VALUE BY                                 $950,000
     SALES COMPARISON APPROACH                to $1,300,000


To estimate the final Market Value for The Crenshaw Creek Rehabilitation Center, it is necessary to reconsider all three approaches, correlate the data, and determine what emphasis to give each approach.

The Cost Approach was based upon a component cost breakdown prepared by a computer utilizing the Marshall and Swift Valuation Service Cost Data Bank. This nationally recognized building costs service prepared a very accurate estimate of replacement costs for subject's improvements. From replacement costs (direct and indirect) was deducted depreciation based upon observation and age of the improvements and sales data as well as consideration of Functional and External Obsolescence. Subject's 43.92 acres of land were valued at $5,464 per acre or $240,000. This approach indicated a market value for the The Crenshaw Creek Rehabilitation Center of $990,000.

The value indicated by the Cost Approach is an important consideration for a potential buyer as it provides a starting point for estimating value in use. However, most purchasers of a special use property will make a fairly substantial deduction from cost new to reach their offering price. The amount of that deduction is dependent upon a number of factors that vary from investor to investor and property to property and cannot be predicted or quantified with any high degree of accuracy. If a buyer can be found who can use the building improvements it is my opinion that this deduction would be a minimum of 50% but in many cases could be as much as 100%. We believe this



--------------------------------------------------------------------------------
HeahthCare Property Appraisers of America, Inc.

The Crenshaw Creek Rehabilitation Center, Lancaster, South Carolina
--------------------------------------------------------------------------------

depreciated value by our Cost Approach of $990,000 which assumes depreciation of 75% probably sets the upper limit of value for the subject property.

Under the Income Approach to value, the appraiser analyzed the subject property from the standpoint of a potential investor who would be most interested in its income stream. This approach was considered to be the weakest of the three as it is based on the least data and has the weakest correlation to the actual thought process of the typical buyer. Few buyers of this type property would be acquiring it for its investment potential, but rather for its value in use in a business. The projected N et Income to Real Estate of $93,125 was capitalized at 10%. Based upon a consideration of current financing, available alternatives, and equity demands, the Market Value of The Crenshaw Creek Rehabilitation Center was indicated by the Income Approach to be $930,000.

Under the Sales Comparison Approach, the appraiser reviewed a considerable number of sales of former medical facilities that have been converted to other uses. Analysis of this data after adjustments for property differences indicated a Market Value for The Crenshaw Creek Rehabilitation Center of $950,000 to $1,300,000, based on $17,000 to $18,000 per unit and $30 to $35 per square foot.

The preceding analysis assumes a buyer can be found who will be willing to pay something for the subject's improvements. The limited market for the subject's improvements and consideration of its location suggest that only a low price will attract a buyer to these improvements.

Our three Approaches to Value when correlated together suggest a value of $1,350,000 to $1,720,000. However, that conclusion is based upon:

                - The assumption that a user for subject's improvements can be found

                - Analysis of sales of former medical buildings which were resold (ignoring the fact that many never did sell)

                - A large estimate of depreciation by the appraiser that cannot be accurately proven.


--------------------------------------------------------------------------------
HeahthCare Property Appraisers of America, Inc.

The Crenshaw Creek Rehabilitation Center, Lancaster, South Carolina
--------------------------------------------------------------------------------

The reality of the matter is that there probably will be no buyer for the improvements and the property will have to be sold for Land Value only. Therefore, we believe the most likely sale price for the subject to be its Land Value only.

Based on the enclosed data and analyses, I believe the Subject Property described herein has the following estimated Final Market Value as of March 25, 1997:

FINAL MARKET VALUE OF SUBJECT PROPERTY:                                 $240,000


--------------------------------------------------------------------------------
HeahthCare Property Appraisers of America, Inc.

The Crenshaw Creek Rehabilitation Center, Lancaster, South Carolina
--------------------------------------------------------------------------------

                                MARKETING PERIOD

Due to the weak market for Offices, The Crenshaw Creek Rehabilitation Center may not be saleable to a health care user. The appraiser has reviewed sales of a number of Offices that have taken place over the past five years. The average sales time for those properties was approximately three years. If the subject property were priced to include "some" value for the improvements and adequately marketed, we believe it could be sold at our appraised value within approximately three years. However, it must be recognized that there may be very little demand for this property as improved and it may be necessary to sell it for land value alone -- which could also take three years.

--------------------------------------------------------------------------------
HeahthCare Property Appraisers of America, Inc.

The Crenshaw Creek Rehabilitation Center, Lancaster, South Carolina
--------------------------------------------------------------------------------

                                SUMMARY OF VALUES

After considering the subject's functional utility, neighborhood and general market conditions, we would estimate the probability of finding a buyer/user for the existing improvements as only FAIR to POOR. The most realistic price for the subject incudes no value for the improvements. Therefore, we estimate the Market Value of the subject to be the value of the land only or:

         Land                                                           $240,000

It should be noted that there is some upside potential for finding a buyer who will pay something for the improvements. But due to the low probability of that happening we do not believe a prudent buyer would pay more than land value.

--------------------------------------------------------------------------------
HeahthCare Property Appraisers of America, Inc.

The Crenshaw Creek Rehabilitation Center, Lancaster, South Carolina
--------------------------------------------------------------------------------

                 UNDERLYING ASSUMPTIONS AND LIMITING CONDITIONS

1. The Appraiser assumes no responsibility for legal matters nor renders an opinion of title. Good title to The Crenshaw Creek Rehabilitation Center is assumed.

2. The commissioning and/or possession of this report does not carry with it the right of publication, nor does it oblige the appraiser to appear in court, commission, or in any other capacity without prior arrangements and additional compensation.

         This appraisal report has been prepared for the exclusive benefit of its intended user, Capitol Senior Living, Inc.. It may not be used or relied upon by any other party. Any party who uses or relies upon any information in this report without the preparer's written consent is an unintended user, and does so at his own risk.

3. The factual information in this report--furnished by others or taken from public records--is believed to be reliable, but no responsibility is assumed for its accuracy. We do not guarantee the correctness of estimates, opinions, sketches and other exhibits.

4. One (or more) of the signatories of this appraisal report is a Member of the Appraisal Institute. The Bylaws and Regulations of the Institute require each Member to control the use and distribution of each appraisal report signed by such Member. Therefore, except as hereinafter provided, the party for whom this appraisal report was prepared may distribute copies of this appraisal report, in its entirety, to such third parties as may be selected by the party for whom this appraisal report was prepared. However, selected portions of this appraisal report shall not be given to third parties without prior written consent of the signatories of this appraisal report. Further, neither all nor any part of this appraisal report shall be disseminated to the general public by use of advertising, public relations, news, sales, or other media for public communication without the prior written consent of the signatories of this appraisal report.

5. The soil and subsoil, unless otherwise detailed, appear firm and solid. No engineering study has been made and the appraiser is not responsible for any adverse condition that may be found in these matters.

6.       The appraiser is not an expert in pest detection or control. The value estimate tendered, unless qualified, assumes these matters (including but not limited to termites, dry rot, wet rot, and other wood-destroying organisms) are not present or have been detected and properly corrected.

7. Any description of improvements is intended to be general, for descriptive purposes only, and based primarily upon observation. All foundations and mechanical, plumbing, electrical, heating, ventilation, air conditioning, and roof systems are assumed to be adequate, in good working order and capable of performing the function for which they were designed. The appraiser has no expertise in this area and cannot certify the

--------------------------------------------------------------------------------
HeahthCare Property Appraisers of America, Inc.

The Crenshaw Creek Rehabilitation Center, Lancaster, South Carolina
--------------------------------------------------------------------------------

         condition or functional adequacy of these items. A qualified inspector should be utilized for that purpose. The appraiser assumes no responsibility for any hidden or unapparent conditions of the property, soil, subsoil, or structures that would affect its value.

8. Any site or building improvement, whether existing or proposed, is assumed by the appraiser to comply with all applicable building codes, zoning and environmental regulations for this jurisdiction and is assumed to be a legal structure. The appraiser has not verified the accuracy of this assumption. We recommend an attorney be retained for verification purposes.

9. The existence (if any) of potentially hazardous material (such as, but not limited to, formaldehyde foam insulation, radon, asbestos or toxic waste) was not considered. The appraiser is not qualified to detect such substances and we urge the client to retain an expert in this field.

10. The appraiser has not researched the subject property for liens nor reviewed any mortgage documents. Our analysis is based upon the assumption that any mortgages encumbering subject are of such amount, rates, and terms as to be considered typical in the market place and would neither contribute to nor detract from the property's market value. The property is therefore appraised as though it were free and clear of any debt encumbrances or subject to financing which is generally acceptable in the market.

11. The value estimate and estimated income and expenses assume responsible ownership and typical, competent management.

12. The appraiser was not furnished with construction plans or physical surveys and due to the confidential nature of this assignment, did not measure the building improvements. Gross area of land and improvements is estimated by methods and from sources considered reliable and the data is believed to be accurate. However, no responsibility is assumed for its accuracy and it is recommended that a licensed surveyor be employed for that purpose. Any substantial difference in the subject's actual land or improvement size would have some effect on its true market value. Any statement by the appraiser contained herein as to the size of land or building improvements is for descriptive purposes and is a statement of the appraiser's opinion as to the property's functional utility and not a statement of fact as to its physical size.

13. The appraiser's projections of income and expenses are not predictions of the future. They are our best estimates of current market thinking about what future income and expenses might be. We make no warranty or representations that these projections will materialize.

14. To the best of the appraiser's knowledge, the subject property is not currently under any option, listing or agreement of sale.

--------------------------------------------------------------------------------
HeahthCare Property Appraisers of America, Inc.

The Crenshaw Creek Rehabilitation Center, Lancaster, South Carolina
--------------------------------------------------------------------------------

15. To the best of the Appraiser's knowledge, this report conforms to the current requirements prescribed by the Uniform Standards of Professional Appraisal Practice of the Appraisal Standards Board of the Appraisal Foundation as required by the Financial Institutions Reform, Recovery and Enforcement Act (FIRREA) and the Appraisal Institute.

16.      The Americans with Disabilities Act "ADA" became effective January
         26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect upon the value of the property. Since we have no direct evidence relating to this issue, I (we) did not consider possible noncompliance with the requirements of ADA in estimating the value of the property. Based on our personal inspection, we are not aware of any irregular or apparent non-compliant handicap items.

17. The final value conclusions in this report are predicated upon the assumption that the property is not subject to any management contract or lease and that the property would be available for negotiation of a new lease or management contract at this time.


--------------------------------------------------------------------------------
HeahthCare Property Appraisers of America, Inc.
                                        99

The Crenshaw Creek Rehabilitation Center, Lancaster, South Carolina
--------------------------------------------------------------------------------


                            APPRAISER'S CERTIFICATION

I certify that, to the best of my knowledge and belief:

           - The statements of fact contained in this appraisal report are true and correct.

           - The reported appraisal analyses, opinions and conclusions are limited only by the reported assumptions and limiting conditions and are my personal, unbiased, professional analyses, opinions and conclusions.

           - I have no present or prospective interest in the property that is the subject of this report and I personal interest or bias with respect to the parties involved.

           - My compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event.

           - My analyses, opinions and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice of the Appraisal Standards Board of the Appraisal Foundation as required by the Financial Institutions Reform, Recovery and Enforcement Act (FIRREA) and the Code of Professional Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute.

           - As of the date of this report, J. Michael Burroughs, MAI, SRA has completed the requirements of the continuing education program of the Appraisal Institute.

           - The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

           - The subject property was inspected by Franklin M. Ramsey and was not inspected by J. Michael Burroughs.

           - Eve L. Burroughs and Bonny J. Sinclair provided valuable assistance in compiling data for this report. No one else provided significant professional assistance to the undersigned. The appraiser gratefully acknowledges the contribution of data from several sources.

           -  The appraiser has complied with the USPAP competency provision.

           -  The USPAP departure provision does not apply.

--------------------------------------------------------------------------------
HeahthCare Property Appraisers of America, Inc.

The Crenshaw Creek Rehabilitation Center, Lancaster, South Carolina
--------------------------------------------------------------------------------


           - This appraisal assignment was not based on a requested minimum or maximum valuation, a specific valuation, or the approval of a loan.

         I do not authorize the out-of-context quoting from or partial reprinting of this appraisal report. Further, neither all nor any part of this appraisal report shall be disseminated to the general public by the use of media for public communication without the prior written consent of the appraiser(s) signing this appraisal report.

                                                  /s/ J. MICHAEL BURROUGHS
                                                 ------------------------------
                                                 J. MICHAEL BURROUGHS, MAI, SRA



--------------------------------------------------------------------------------
HeahthCare Property Appraisers of America, Inc.

The Crenshaw Creek Rehabilitation Center, Lancaster, South Carolina
--------------------------------------------------------------------------------


                                   REFERENCES

         The appraiser would like to acknowledge the following resources:

1. Laventhol & Horwath, Retirement Housing Industry 1989 (Laventhol & Horwath, Philadelphia, PA 1990).

2. Laventhol & Horwath, Nursing Home Industry 1988 (Laventhol & Horwath, Philadelphia, PA 1989).

3.       Marshall and Swift Computerized Services,
         Los Angeles, CA.

4.       National Planning Data Corporation, Ithaca, NY.

5.       SMG Marketing Group, Inc. -C-1993.

6. Ernst & Young and American Association of Homes for the Aging Study. Continuing Care Retirement Communities: An Industry in Action, Analysis and Developing Trends, 1989.

7. The Dictionary of Real Estate Appraisal, American Institute of Real Estate Appraisers, second edition.

8.       The Appraisal of Real Estate, ninth edition.

9. The Guide to the Nursing Home Industry, 1993. A joint publication of Health Care Investment Analysts, Inc. and Arthur Andersen & Co.

10.      U. S. Bureau of Census.

11. Marion MerrellDow Managed Care DigestLong Term Care Edition 1993. Marion Merrell Dow, Inc.

12. An Overview of The Assisted Living Industry, October 1993, Coopers & Lybrand and The Assisted Living Facilities Association of America.

--------------------------------------------------------------------------------
HeahthCare Property Appraisers of America, Inc.

The Crenshaw Creek Rehabilitation Center, Lancaster, South Carolina
--------------------------------------------------------------------------------


                           QUALIFICATIONS OF APPRAISER

                         J. MICHAEL BURROUGHS, MAI & SRA
                              POST OFFICE BOX 2227
                     HWY 64 EAST, LAUREL TERRACE, 2ND FLOOR
                         CASHIERS, NORTH CAROLINA 28717

BUSINESS EXPERIENCE

J. Michael Burroughs has been engaged in the preparation of appraisals, feasibility studies, economic analyses, and general consulting on all types of properties for various clients. In the mid-1970s, Mr. Burroughs began specializing in the appraisal of long-term health care facilities and housing for the elderly. Since 1985, Mr. Burroughs has worked exclusively with long-term health care and housing for the elderly in the areas of appraising, brokerage, and finance.

Assignments have been in more than 44 of the 50 United States. Current assignments include all types of healthcare and senior housing real estate:

         Nursing Homes
         Continuing Care Retirement Communities (Both Rental and Endowment) Assisted Living Facilities
         Acute Care Hospitals
         Psychiatric Hospitals
         Congregate Living Facilities

Properties appraised total approximately 3,000 in number and exceed $7 Billion in appraised value. Mr. Burroughs has also been active as a general partner in five successful apartment to condominium conversion projects and is actively engaged in the buying and selling of investment real estate for his own account and for clients. He is a nationally recognized convention speaker and published author on healthcare appraising and financing.

EMPLOYMENT

HealthCare Property Appraisers of America, Inc. -- President
         June, 1973 to Present

Atlantic Mortgage and Investment Company - First Vice President
         January, 1972 to July, 1973, Winston-Salem, NC

Wachovia Mortgage Company - Asst. VP and Manager of the Charlotte Income
         Property Loan Department May, 1970 to January, 1972, Charlotte, NC

Prudential Insurance Company - Real Estate and Mortgage Loan Department Regional
        Appraiser December, 1964 to April, 1969, Montgomery, Alabama
        May 1969 to May, 1970, Charlotte, N. C.

--------------------------------------------------------------------------------
HeahthCare Property Appraisers of America, Inc.

The Crenshaw Creek Rehabilitation Center, Lancaster, South Carolina
--------------------------------------------------------------------------------



GENERAL EDUCATION

Mars Hill College-Associate of Arts --- 1962

University of North Carolina at Chapel Hill-B.S. in Business Administration
         (Major: Banking and Finance) 1964

REAL ESTATE EDUCATION

American Institute of Real Estate Appraisers-Real Estate Valuation-Course
         1-University of Mississippi, 1966.

American Institute of Real Estate Appraisers--Real Estate Valuation--Course
         II-Tulane University, 1967.

Various Seminars in Tax Deferred Exchanging and Computer Applications for
         Real Estate Analysis.

PROFESSIONAL CONTRIBUTIONS

Mr. Burroughs has authored articles for national industry periodicals and is a nationally recognized speaker on the valuation of healthcare and senior living properties.

MEMBERSHIPS AND PROFESSIONAL DESIGNATIONS

The Appraisal Institute-MAI, SRA
Licensed Real Estate Broker
The Academy of Real Estate Exchangers
State Certified General Appraiser

AREA OF SPECIALTY-LONG-TERM HEALTH CARE

                  Healthcare and Nursing Home Facilities

Facilities Appraised:      2500

Location:                  Located in 44 States

Type: Skilled, ICF, Personal Care, Head Trauma, Long-Term Pediatric Care, Substance Abuse, Mentally Retarded
                           (MR), Rehabilitation, Alzheimer's, Acute, Sub-Acute, Rehab, and Psychiatric Hospitals

                  Retirement Housing

Facilities Appraised:      60+

Location:                  Located in over 14 States

Type: Lease Rental, Condo Ownership, Retirement Apartments with or without Nursing Home, Assisted Living, and Luxurious Hotel-type for the well elderly. Housing for the elderly requiring some personal care and services.


--------------------------------------------------------------------------------
HeahthCare Property Appraisers of America, Inc.

The Crenshaw Creek Rehabilitation Center, Lancaster, South Carolina
--------------------------------------------------------------------------------

                   TYPICAL NURSING HOME CLIENTS (Partial List)

Mortgage/Bond Lenders

Bank One, Indianapolis, IN
Bear Sterns Investment Bankers, New York, NY
Dominion Bank, Richmond, VA
First American National Bank, Nashville, TN
First National of Maryland, Baltimore, MD
Grove Capital, Atlanta, GA
Healthcare REIT, Toledo, OH
Hibernia National Bank, New Orleans, LA
J. C. Bradford, Nashville TN and Pensacola, FL
Maryland National Bank, Baltimore, MD
Society Bank, Dayton, Ohio
Southtrust Bank, N.A., Birmingham, AL
Van Kampen Merritt, Philadelphia, PA
Wachovia Bank & Trust, Raleigh, NC
Wright One Financial, Dayton, OH

Healthcare Management Companies

American Retirement Corporation, Nashville, TN
The Angell Group, Winston-Salem, NC
Asheville Psychiatric Hospital, Asheville, NC
Beverly Enterprises, Ft. Smith, AR
Brian Management Group, Hickory, NC
The Brunner Companies, Dayton, OH
Charlotte Memorial Hospital, Charlotte, NC
Convalescent Services, Atlanta, GA
Cumberland Health Systems, Nashville, TN
Denver Health Group, Denver, CO
Diversicare Corporation of America, Franklin, TN
Elmhurst Psychiatric Hospital, Portland, CT
Genesis Health, West Point, PA
Health Care Capital, Atlanta, GA
Health Care Concepts, Atlanta, GA
Health Prime, Atlanta, GA
Meridian Healthcare, Towson, MD
Multicare Management, Inc., Hackensack, NJ
National Health Corporation, Murfreesboro, TN
Nomura, New York, NY
Quest Rescue, Atlanta, GA
Quorum Health Services, Inc., Wellesley, MA
Regency Health Care, Ormond Beach, FL
Resource Housing of America, Atlanta, GA
Royal Care, Inc., Cleveland, TN
Southern Care Enterprises, Atlanta, GA
TheraTx, Baltimore, MD
Total Care Systems, Inc., West Point, PA
WellCare, Inc., Atlanta, GA

--------------------------------------------------------------------------------
HeahthCare Property Appraisers of America, Inc.

                                                                         ADDENDA

--------------------------------------------------------------------------------

                                     [form]

--------------------------------------------------------------------------------
FEDERAL EMERGENCY MANAGEMENT AGENCY
STANDARD FLOOD HAZARD DETERMINATION

See the Attached Instructions

O.M.B. No. 3887 0264
Expires April 30, 1998

Section I - LOAN INFORMATION
-------------------------------------------------------------------------------
1. LENDER NAME AND ADDRESS

  HEALTHCARE PROPERTY APPRAISERS
  HWY 68 EAST BOX 2237
  CASHIERS, NC 28717

2. COLLATERAL (Building/Mobile Home/Personal Property) PROPERTY ADDRESS (Legal Description may be attached)

   134 E REBOUND RD
   LANCASTER, SC 20720-7712

3. LENDER ID. NO.

4. LOAN IDENTIFIER

   4

5. AMOUNT OF FLOOD INSURANCE REQUIRED

   $0

Section II
------------------------------------------------------------------------------
A. NATIONAL FLOOD INSURANCE PROGRAM (NFIP) COMMUNITY JURISDICTION

NFIP Community Name

LANCASTER COUNTY

County(ies)

UNINCORPORATED AREAS

State

SC

NFIP Community Number

450170

B. NATIONAL FLOOD INSURANCE PROGRAM (NFIP) DATA AFFECTING BUILDING/MOBILE HOME

NFIP Map Number or Community Panel Number (Community name, if not the same as "A")

A501??????45B

NFIP Map Panel Effective/Revised Date

01/06/83

LOBAL/LOHR

-----   ------------
Yes        Date

Flood Zone

C

No. NFIP Map



C. FEDERAL FLOOD INSURANCE AVAILABILITY (Check all that apply)

 X  Federal Food Insurance is available (community participates in NFIP).
--- X  Regular Program       Emergency Program of NFIP
   ---                  ---

     Federal Flood Insurance is not available because community is not --- participating in the NFIP

     Building/Mobile Home is in a Coastal Barrier Resources Area (CBRA), --- Federal Flood Insurance may not be available. CBR designation date:

     ----------------


D. DETERMINATION

IS BUILDING/MOBILE HOME IN SPECIAL FLOOD HAZARD AREA (ZONES BEGINNING WITH
LETTERS "A" OR "V")?        YES    X    NO
                     -----       -----

If yes, flood insurance is required by the Flood Disaster Protection Act of 1973.
(If no, flood insurance is not required by the Flood Disaster Protection Act of 1973.

E. COMMENTS (Optional):
   Name:
   Type:  REGULAR
   Property: REGULAR


   Cert No: 1405438-0
   Client ID: 7425



   Requested By: EVE OR SONNY

Fac 1-(704) 743-1730

This determination is based on examining the NFIP map, any Federal Emergency Management Agency revisions to it, and any other information needed to locate the building/mobile home on the NFIP map.

F. PREPARER'S INFORMATION

   NAME, ADDRESS, TELEPHONE NUMBER (if other than Lender)

   BANKERS HAZARD DETERMINATION SERVICES - BHDS
   P.O. BOX 33001
   ST. PETERSBURG, FL 33733
   PHONE: 1-800-723-6327

   DATE OF DETERMINATION

   03/19/97


FEMA Form 81-93 JUN 95